AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997
                                                      REGISTRATION NO. 333-14103
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------
                               AMENDMENT NO. 3
                                      TO
                                  FORM SB-2
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    ------
                      PREFERRED EMPLOYERS HOLDINGS, INC.
                (Name of small business issuer in its charter)
                                    ------

          Delaware                              6411                     65-0698779
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

                                    ------
                       10800 Biscayne Blvd., Penthouse
                               Miami, FL 33161
(Address, including zip code, and telephone number, including area code, of principal executive offices)
                                    ------
               Mel Harris, Chairman and Chief Executive Officer
                       10800 Biscayne Blvd., Penthouse
                               Miami, FL 33161
                                (305) 893-4040
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    ------
                                  Copies to:
                  Donald J. Bezahler, Esq. Stephen J. Gulotta, Jr., Esq.
                  Baer Marks & Upham LLP  Squadron, Ellenoff, Plesent &
                  805 Third Avenue        Sheinfeld, LLP
                  New York, New York 10022 551 Fifth Avenue
                  Tel: (212) 702-5700     New York, New York 10176
                  Fax: (212) 702-5941     Tel: (212) 661-6500
                                          Fax: (212) 697-6686
                                    ------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                    ------
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]
                                    ------
                       CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                   Proposed Maximum  Proposed Maximum
Title of Each Class of Securities    Amount to be   Offering Price  Aggregate Offering    Amount of
         to be Registered             Registered     Per Share(1)        Price(1)      Registration Fee
-------------------------------------------------------------------------------------------------------

Shares of Common Stock, par value
  $.01(2) ........................   1,725,000          $8.00          $13,800,000        $4,312.50
-------------------------------------------------------------------------------------------------------
Representative's Warrants  .......     150,000          $.001              $150           $     .05
-------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value
  $.01(3)(4)  ....................     150,000          $11.20         $ 1,680,000        $  509.09
-------------------------------------------------------------------------------------------------------
Total  ...........................        --              --           $15,480,150        $4,821.65(5)
=======================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2) Includes 225,000 shares of Common Stock which may be issued upon exercise of the Underwriter's over-allotment option. See "UNDERWRITING."

(3) Shares of Common Stock issuable upon exercise of the Warrants to be sold to the Representative of the several underwriters at an exercise price of 140% of the initial public offering price.
(4) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the Warrants to be sold to the Representative of the several underwriters.
(5) $4,762.55 of this amount was previously paid.

                                      ------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                      PREFERRED EMPLOYERS HOLDINGS, INC.

                            CROSS REFERENCE SHEET

   ITEM NO.                   CAPTION IN FORM SB-2                              LOCATION IN PROSPECTUS
 ------------   ------------------------------------------------   -------------------------------------------------

       1.         Forepart of the Registration Statement and         Outside Front Cover Page.
                  Outside Front Cover Page of Prospectus.
       2.         Inside Front and Outside Back Cover Pages of       Inside Front and Outside Back Cover Pages.
                  Prospectus.
       3.         Summary Information, Risk Factors and Ratio        Prospectus Summary; Risk Factors.
                  of Earnings To Fixed Charges.
       4.         Use of Proceeds.                                   Use of Proceeds.
       5.         Determination of Offering Price.                   Underwriting.
       6.         Dilution.                                          Dilution.
       7.         Selling Security Holders.                          *
       8.         Plan of Distribution.                              Underwriting.
       9.         Description of Securities to be Registered.        Description of Securities.
      10.         Interest of Named Experts and Counsel.             Legal Matters; Experts.
      11.         Information with Respect to the Registrant.        Prospectus Summary; Summary and Pro Forma
                                                                     Consolidated Financial Information; Management's
                                                                     Discussion and Analysis of Financial Condition
                                                                     and Results of Operations; Business; Management;
                                                                     Principal Stockholders; Certain Transactions;
                                                                     Consolidated Financial Statements.
      12.         Disclosure of Commission Position on               Management -- Indemnification.
                  Indemnification for Securities Act
                  Liabilities.


  ------
  *NOT APPLICABLE

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes ffective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION DATED FEBRUARY 3, 1997



PROSPECTUS
                      PREFERRED EMPLOYERS HOLDINGS, INC.
                       1,500,000 SHARES OF COMMON STOCK

     Preferred Employers Holdings, Inc. (together with Preferred Employers Group, Inc., which will become its wholly-owned subsidiary as a result of the Exchange (as defined in "Recapitalization"), and P.E.G. Reinsurance Company, Ltd., its wholly-owned subsidiary, the "Company") is hereby offering 1,500,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock").


     Prior to this offering (the "Offering"), no public market existed for the Common Stock. The Common Stock has been approved for listing subject to official notice of issuance on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "PEGI" and on the Boston Stock Exchange (the "BSE") under the symbol "PEG". The initial public offering price will be determined by negotiations between the Company and Commonwealth Associates, as representative (the "Representative") of the several underwriters in this Offering (the "Underwriters"). It is currently anticipated that the initial public offering price per Share will be between $7.00 and $8.00. See "Underwriting" for a discussion of the factors considered in determining the public offering price of the Shares.

THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND
  IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 9
                    AND "DILUTION" COMMENCING ON PAGE 17


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                       Underwriting
                                       Discount and     Proceeds to
                   Price to Public    Commissions(1)    Company(2)
--------------------------------------------------------------------------------
Per Share .....          $                 $                $
--------------------------------------------------------------------------------
Total(3)  .....          $                 $                $
================================================================================


(1) Does not include additional compensation to be received by the Representative consisting of (i) a non-accountable expense allowance equal to 2% of the gross proceeds of this Offering or $_________ ($_________ if the Underwriters' over-allotment option, is exercised in full), of which $20,000 has been paid to date, (ii) warrants to purchase up to 150,000 Shares (the "Representative's Warrants"), exercisable during the four years commencing one year after the date of this Prospectus, at an exercise price equal to 140% of the initial public offering price per Share, and (iii) a one-year financial advisory agreement pursuant to which the Representative will receive an aggregate of 2% of the gross proceeds of this Offering payable at closing. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "UNDERWRITING."


(2) Before deducting expenses of this Offering payable by the Company, estimated to be $_______, including the Representative's non- accountable expense allowance ($_______ if the Underwriters' over-allotment option is exercised in full).

(3) The Company has granted to the Underwriters a 45-day option to purchase up to an additional 225,000 Shares to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $_________, $__________ and $________, respectively. See
    "UNDERWRITING."
                                    ------

     The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the securities offered hereby will be made against payment therefor at the offices of Commonwealth Associates at 733 Third Avenue, New York, New York, on or about February , 1997.
                                     ------


                           COMMONWEALTH ASSOCIATES


               The date of this Prospectus is February   , 1997

                                  [PICTURE]*





     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, ON THE BOSTON STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    ------

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, those discussed under the caption "Risk Factors."

                        FOR CALIFORNIA RESIDENTS ONLY

THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA HAS IMPOSED INVESTOR SUITABILITY STANDARDS OF (i) A MINIMUM LIQUID NET WORTH (NET WORTH EXCLUDES PRINCIPAL RESIDENCE, HOME FURNISHINGS AND AUTOMOBILES) OF $60,000, PLUS GROSS ANNUAL INCOME OF AT LEAST $60,000 OR (ii) A MINIMUM LIQUID NET WORTH OF $225,000.

--------------------------------------------------------------------------------

     Except as otherwise indicated, all information in this Prospectus (i) assumes the Underwriter's over-allotment option is not exercised, and (ii) gives effect to the consummation, immediately prior to the consummation of this Offering, of the exchange by the stockholders of the Company of their shares of common stock in Preferred Employers Group, Inc. ("PEGI"), the corporation that now conducts certain of the Company's business, for shares of the Common Stock. See "Recapitalization." Except as otherwise specified or when the context otherwise requires, references to the Company in this Prospectus include Preferred Employers Holdings, Inc., PEGI, which will become its wholly-owned subsidiary as a result of the Exchange (as such term is defined in "Recapitalization") and through which the Company conducts certain of its business, and the Reinsurance Subsidiary (as defined below).


                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                 THE COMPANY

   The Company is primarily engaged in providing workers' compensation and business insurance products and risk management services designed for American franchise businesses, particularly fast food and family style restaurants and convenience stores. The Company's risk management services are designed to assist clients in lowering claims costs. The Company believes that through its innovative approach to cost containment and the expertise of its management team, it has succeeded in helping its clients achieve claims costs which are among the lowest in the industry to which it provides service. The average cost per claim to the Company's clients for the years 1991 to 1995 was $1,584 (this figure includes medical, indemnity and loss adjustment expenses). In comparison, although no data is available for the years 1994 and 1995, the latest data available from the National Council on Compensation Insurance, Inc. on restaurant workers' compensation claims reflects an average cost per claim of $2,515 (this figure only includes medical and indemnity expenses) for the years 1991 to 1993.

   The Company believes that annual premiums paid for workers' compensation insurance by the franchise industry exceed $2.5 billion, with annual premiums paid by the fast food and family style restaurant and convenience store segment alone representing approximately $1 billion of this amount. Although the Company believes that such franchise businesses are potentially among the safest insurance risks, they generally pay the same workers' compensation rates as non-franchise businesses which may not have formal risk or safety awareness programs. Consequently, such businesses rarely realize any price advantages from their favorable safety attributes and generally suffer premium "redundancy" or an "overcharge" in their workers' compensation insurance rates. The Company offers products and services designed to enable its clients to realize substantial savings in their workers' compensation costs while reducing the time required to manage this element of their business. Specifically, the Company provides clients such savings by offering competitive rates and dividends and risk management services, including cost containment and claims management programs, which assist clients in managing their workers' compensation costs. As a result of these measures, the Company has enabled its clients to achieve an average reduction of approximately 11% over the four year period 1990 through 1994 in their premium experience modification factors (which are a significant component in determining a client's premium).

   Since its inception, the Company has been tracking and recording loss data related to franchise businesses and has accumulated and developed what it believes to be the nation's largest database of fast food franchise restaurant policy loss results. Such information is crucial to writing effective and competitive policies and attaining overall profitability. The Company has developed other proprietary information and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

claim analyses systems and custom designed loss reports which explain the claims procedure and motivate client management to promote safety and control claims expense. The Company's goal is to exploit its policy loss database to become the leading "risk insurance manager" for fast food and family style franchise restaurants and convenience stores throughout North America and to expand into other franchise businesses. The Company believes that, as one of the only national providers specializing in workers' compensation insurance for franchise businesses in the United States, it is uniquely positioned to accomplish this goal.

   Historically, the Company has acted as a general agent ("GA") representing various major international and domestic insurance carriers. In this capacity, the Company produces both workers' compensation and other forms of property and liability insurance (such other forms of insurance being hereinafter referred to as "Package") for franchise businesses through its own sales staff as well as through the use of outside broker/agents. As a GA, the Company assumes none of the risks associated with the insurance business it produces. To date, the Company's principal source of revenue has been from commissions based on insurance premiums collected on the insurance policies it sells. Upon consummation of this Offering, the Company will continue writing business as a GA, but will significantly expand its focus to include operating as a reinsurer with the expectation of increasing its overall profitability.

   The Company currently writes a Guaranteed Cost Workers' Compensation Safety Group Dividend Program (the "Safety Group Program" or "Program") on behalf of The American International Group of companies ("AIG"), a U.S. holding company for global providers of insurance. As the insurance carrier, AIG assumes 100% of the risks associated with the Program and receives, as compensation for such assumption, all of the premiums less the commissions paid to the Company from the Program. Through a subsidiary of the Company formed under the laws of Bermuda (the "Reinsurance Subsidiary"), the Company will enter into a reinsurance agreement (the "Reinsurance Agreement") with The Insurance Company of the State of Pennsylvania an affiliate of AIG and other affiliated companies of AIG (the "AIG Affiliates"), pursuant to which the Reinsurance Subsidiary will act as the reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force as of the date of the Reinsurance Agreement with policy inception dates as of January 1, 1996 through the date of the Reinsurance Agreement (the "Book of Business"), or attaching during the term thereof, which are written by the Company on behalf of the AIG Affiliates. Upon entering into the Reinsurance Agreement, the AIG Affiliates will pay the Reinsurance Subsidiary the related net written premium less certain Program expenses and commissions and the losses paid associated with the Book of Business (the "Ceded Premium"). It is anticipated that a substantial portion of the Ceded Premium will be used as security for the payment of losses for the benefit of AIG. See "Business -- Reinsurance -- Reinsurance Agreement."

   Pursuant to the Reinsurance Agreement, the Reinsurance Subsidiary will retain the Ceded Premium together with the risks and potential for profitability associated therewith. See "Business -- Strategy." The Company intends to use a significant portion of the proceeds of this Offering to fund the operations of the Reinsurance Subsidiary. See "Use of Proceeds."

   Although the Reinsurance Subsidiary will assume the risks associated with being a reinsurer, the Reinsurance Agreement will limit the liability of the Reinsurance Subsidiary for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Reinsurance Agreement limits the aggregate liability of the Reinsurance Subsidiary for all coverage to an amount not to exceed 70% of the gross written premium for each individual underwriting year. The AIG Affiliates will retain all liabilities in excess of this amount. The AIG Affiliates will be paid 5% of the gross written premiums under the Program with which to purchase excess and aggregate reinsurance.

   In September 1996, an AIG Affiliate made available to the Company a new workers' compensation program (the "Small Business Workers' Compensation Program" or "SBP") designed to provide coverage to certain smaller businesses located in 23 states which pay annual premiums of between $5,000 and $50,000 and which are represented by over 500 separate workers' compensation class codes. The underwriting process under the SBP has been simplified enabling the Company to respond promptly with com-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

petitively priced quotes. The Company believes that many broker/agents, regardless of size, have accounts that would be eligible to participate in the SBP and therefore could be a potential broker/agent to promote this program. If successful, the SBP could substantially increase the Company's revenues. The SBP will not be subject to the Reinsurance Agreement.

   Preferred Employers Holdings, Inc. was organized in Delaware on September 20, 1996. Preferred Employers Group, Inc., which will become a wholly-owned subsidiary of Preferred Employers Holdings, Inc. as a result of the Exchange, was organized in Florida on November 17, 1988. The Company's executive offices are located at 10800 Biscayne Blvd., Miami, Florida 33161, and its telephone number is (305) 893-4040.

                                 THE OFFERING


Common Stock offered by the
  Company: ....................  1,500,000
Common Stock to be outstanding
  after the Offering: .........  4,500,000 (1)

Use of Proceeds:...............  To capitalize the reinsurance operations of the Reinsurance Subsidiary and for working capital and general corporate purposes. See "Use of Proceeds."

Nasdaq Symbol(2):..................................  PEGI

Boston Stock Exchange
  Symbol(2):...................  PEG

------
(1) Does not include (i) 300,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Company's 1996 Employee Stock Option Plan (the "Option Plan"), including 175,000 options which will be granted prior to the consummation of the Offering, and (ii) 150,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants.

(2) There is currently no market for the Common Stock and there can be no assurances that a liquid or active market will develop or be sustained for the Common Stock after this Offering. The Common Stock has been approved for listing, subject to official notice of issuance, on Nasdaq and on the BSE. However, there can be no assurance that such listings will be maintained. See "Risk Factors -- Absence of Public Market."

--------------------------------------------------------------------------------

           SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                                                                            Pro Forma         Pro Forma
                                                                                        Nine months ended     Year ended
                     Nine Months Ended September 30,     Years Ended December 31,         September 30,      December 31,
                     -------------------------------   -------------------------------   -----------------   --------------
                            1996           1995           1995             1994              1996(4)           1995(4)
                           ----------   ------------    ------------   ---------------   -----------------   --------------
                                                                    (unaudited)

Statement of
  Operations Data:
Total revenue  ......      $1,909,272    $1,652,339    $2,269,920     $  2,783,072       $13,307,000(1)     $18,534,000(1)
                           ----------    ----------    ----------     ------------       -----------        -----------
Claims and claim
  settlement expenses.     $       --    $       --    $       --     $         --       $ 6,269,000(5)     $ 8,305,000(5)
                           ----------    ----------    ----------     ------------       -----------        -----------
Amortization of
  deferred policy
  acquisition costs .      $       --    $       --    $       --     $         --       $ 4,217,000(6)     $ 6,018,000(6)
                           ----------    ----------    ----------     ------------       -----------        -----------
Total operating
  expenses ..........      $2,170,450    $1,648,161    $2,287,438     $  1,509,398       $ 6,387,000        $ 8,305,000
                           ----------    ----------    ----------     ------------       -----------        -----------
Operating income
  (loss) ............      ($ 261,178)   $    4,178    ($   17,518)   $  1,273,674       $   651,000      $   1,284,000
Nonoperating income
  (loss) ............      $  190,000    $       --    ($   69,269)   $  5,857,749(7)    $   190,000     ($      69,000)
Income (loss) before
  income taxes ......      ($  71,178)   $    4,178    ($   86,787)   $  7,131,423       $   841,000      $   1,215,000
Income taxes (2)  ...      $       --    $       --    $       --     $         --       $        --      $          --
 Net income (loss)  .      ($  71,178)   $    4,178    ($   86,787)   $  7,131,423       $   841,000      $   1,215,000
 Net income (loss) per
  share .............      ($     .02)   $       --    ($     0.03)          $2.38       $       .28      $         .40
As Adjusted Statement
  of Operations
  Data(3):
Historical income
  (loss) before income
  taxes
  (benefit) .........      ($  71,178)   $    4,178    ($   86,787)   $  7,131,423       $   841,000      $   1,215,000
Pro forma provision for
  income taxes
  (benefit) .........      ($  26,550)   $    1,558    ($   32,372)   $  2,660,021       $   314,000      $     453,000
Pro forma net income
  (loss) ............      ($  44,628)   $    2,620    ($   54,415)   $  4,471,402       $   527,000      $     762,000
Pro forma net income
  (loss) per share ..      ($    0.01)   $       --    ($     0.02)   $       1.49       $       .18      $         .25
Weighted average
  shares outstanding.       3,000,000     3,000,000      3,000,000        3,000,000        3,000,000          3,000,000
Combined Ratio(5)(6).            --             --              --              --                92%                92%



                                  December 31,                 September 30, 1996
                          ----------------------------   ------------------------------
Balance Sheet Data:            1995           1994          Actual      As Adjusted(8)
                           ------------   ------------    ------------   --------------
                                                                  (unaudited)
Total assets  ..........    $3,765,150     $4,985,650     $6,067,499      $15,671,764
Total liabilities  .....    $3,474,747     $3,502,903     $5,848,274      $ 5,848,274
Net stockholders' equity    $  290,403     $1,482,747     $  219,225      $ 9,823,490

------
(1) Net income does not include expected income from investment of available cash. Based upon the average flow of funds for the periods presented and assuming a rate of return of 5%, investment income for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been $163,000 and $364,000, respectively, and net income would have been $864,000 and $755,000, respectively. Actual results from investment may have been greater than or less than this amount.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(2) For all periods presented, the Company was treated as an S Corporation for federal and state income tax purposes. As a result, income taxes have not been provided for herein. The Company's status as an S Corporation will be terminated upon consummation of this Offering. See "Dividend Policy."

(3) Represents adjustments for U.S. federal and state income taxes as if the Company had been taxed as a C Corporation rather than an S Corporation for all periods presented. The pro forma financial information includes income earned by the Reinsurance Subsidiary, on which the Company will be subject to tax in the United States. See "Risk Factors -- United States Federal Income Tax Risks -- Controlled Foreign Corporation Rules."

(4) The pro forma financial information contained in this Prospectus assumes that the Reinsurance Subsidiary was operational effective January 1, 1995. In this regard the pro forma financial information assumes that the average annualized workers' compensation premiums in force for the periods presented were reinsured by the Reinsurance Subsidiary and, as a reinsurance entity, the Reinsurance Subsidiary recorded and invested premiums received, paid claims and established reserves on losses incurred, and conducted business consistent with such business typically conducted by a reinsurer. See "Discussion and Analysis of Pro Forma Consolidated Financial Information."

(5) Claims and claim settlement expenses incurred of $8,945,475 and $6,268,956 for the year ended December 31, 1995 and the nine month period ended September 30, 1996, respectively, are based on an assumed 55% loss ratio (premiums earned x 55%). The actual average loss ratio experienced by the insurance carrier in prior years, based on underwriting analyses prepared by the Company, was 51.5% which ratio compares favorably with the loss ratios experienced by other similarly situated companies in the industry. The Company has engaged an outside independent firm of consulting actuaries which annually reviews the Company's underwriting analysis for reasonableness.

(6) Amortization of deferred policy acquisition costs of $6,018,000 and $4,217,000 for the year ended December 31, 1995 and the nine month period ended September 30, 1996, respectively, represents amortization of contractually agreed upon Program expenses equal to 37% of premiums earned and include the following:
      a) Ceding commission payable to the insurance carrier           28.83%
      b) Specific and excess reinsurance premiums payable              5.00%
      c) Acquisition expenses incurred by the Reinsurance Subsidiary   3.17%
                                                                      -----
      Total Program expenses                                          37.00%
                                                                      =====

    See "Prospectus Summary," "Risk Factors -- Reinsurance Liability," "Discussion and Analysis of Pro Forma Consolidated Financial
    Information," and "Business -- Strategy -- Reinsurance."

(7) The Company received $5,858,000 in 1994, net of expenses, with respect to litigation regarding a breach of contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(8) Adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per Share and the application of the net proceeds therefrom. See "Use of Proceeds."

--------------------------------------------------------------------------------

                                 RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in evaluating an investment in the shares offered hereby.

Reinsurance Liability

     The Company currently writes the Safety Group Program on behalf of AIG. As the insurance carrier, AIG assumes 100% of the risks associated with the Program and receives, as compensation for such assumption, all of the premiums less the commissions paid to the Company from the Program. Upon consummation of the Offering and pursuant to the Reinsurance Agreement, the Reinsurance Subsidiary will act as the reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force as of the date of the Reinsurance Agreement with policy inception dates as of January 1, 1996 and later (the "Book of Business"), or attaching during the term thereof, which are written by the Company on behalf of the AIG Affiliates and, as a result, will assume all of the risks associated with being a reinsurer. Upon entering into the Reinsurance Agreement, the AIG Affiliates will pay the Reinsurance Subsidiary the related net written premium less certain Program expenses and commissions and the losses paid associated with the Book of Business (the "Ceded Premium"). It is anticipated that a substantial portion of the Ceded Premium will be used as security for the benefit of AIG (See "Business -- Reinsurance Agreement").

     Although the Reinsurance Subsidiary will assume the risks associated with being a reinsurer, the Reinsurance Agreement will limit the liability of the Reinsurance Subsidiary for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Reinsurance Agreement limits the aggregate liability of the Reinsurance Subsidiary for all coverage to an amount not to exceed 70% of the gross written premium for each individual underwriting year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Reinsurance."

New Lines of Business

     Late in 1995, the Company began writing other forms of property and casualty insurance in addition to workers' compensation insurance on behalf of the insurance carriers it represents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Reinsurance." The success of the Company's strategy of entering into these new lines of business, as well as the Small Business Workers' Compensation Program and the business of reinsurance through the Reinsurance Subsidiary, will depend on various factors, including the unpredictable nature of the insurance industry generally, the ability of the Company to manage its anticipated growth, the availability of adequate capital and general economic and business conditions. Not all of the foregoing factors are in the Company's control. There can be no assurances that the Company will successfully implement its strategy or that its strategy will result in profitability.

Recent Operating Losses

     For the years ended December 31, 1995 and December 31, 1994, the Company generated total revenues of approximately $2,270,000 and $2,783,000, respectively, and incurred a net operating loss of approximately $18,000 in 1995 and net operating income of approximately $1,274,000 in 1994. For the nine month period ended September 30, 1996, the Company generated total revenues of approximately $1,909,000 and sustained a net operating loss of approximately $261,000. For at least the current fiscal year, the Company may incur a net operating loss as a result of, among other things, its expansion strategy. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, sustain such profitability. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

Regulation

     As a general agent ("GA"), the Company is subject to regulation in the various states in which it sells insurance. These regulations vary from state to state, and may include such matters as licensing requirements, bonding requirements, requirements regarding the Company's agreements with the insurance carriers for which it acts as a GA, and certain other requirements. Penalties may be imposed for violations of such regulations. Any change in such regulation may have a material adverse effect on the Company's business and operations.

     Workers' compensation coverage is a creation of state law, subject to change by the state legislature, and influenced by the political processes in each state. Several states have mandated that employers receive coverage only from funds operated by the state. As a result, the Company's financial performance could be materially adversely affected by mandatory assessments from such funds over which the Company has no control. Certain smaller states, such as Hawaii and Maine, have promulgated regulations that place onerous assessments on commercial insurers to subsidize state assigned risk programs. These assessments generally preclude commercial insurers from offering their workers' compensation programs in such states because of excessive costs and necessitate insureds to either participate in state assigned risk programs or to self-insure. The Company would be precluded from offering workers' compensation insurance in such states and such restrictions could have a material adverse effect on the Company's business. In addition, there can be no assurance that other states will not also pass similar regulations which could have a material adverse effect on the business of the Company.

     The Reinsurance Subsidiary will be a registered Bermuda insurance company and will be subject to regulation and supervision in Bermuda. The applicable Bermudian statutes and regulations generally are designed to protect insureds and ceding insurance companies rather than stockholders. Among other things, such statutes and regulations require the Reinsurance Subsidiary to maintain minimum levels of capital and surplus, impose restrictions on the amount and type of investments it may hold, prescribe solvency standards that it must meet, limit transfers of ownership of its capital shares, and provide for the performance of certain periodic examinations of the Reinsurance Subsidiary and its financial condition. These statutes and regulations may, in effect, restrict the ability of the Reinsurance Subsidiary to write new business or distribute funds to the Company. Moreover, if Bermuda were to alter its capital reserve requirements to require additional reserves for the Reinsurance Subsidiary, the Reinsurance Subsidiary may require additional infusions of capital from the Company.

     The Reinsurance Subsidiary is neither registered nor licensed as an insurance company in any jurisdiction in the United States. The Reinsurance Subsidiary will conduct its business through offices in Bermuda and will not maintain an office, and its personnel will not solicit, advertise, settle claims or conduct other insurance activities, in the United States. Accordingly, the Reinsurance Subsidiary does not believe it will be subject to the insurance laws of any jurisdiction in the United States, except as provided below with respect to its status as a foreign insurer. There can be no assurance, however, that inquiries or challenges to the Reinsurance Subsidiary's insurance activities will not be raised in the future or that the Reinsurance Subsidiary's location, regulatory status or restrictions on its activities resulting therefrom will not materially adversely affect its ability to conduct its business in the future. See "Business -- Regulation." Although it conducts its operations from Bermuda, the Reinsurance Subsidiary is not authorized to underwrite local risks in Bermuda.


     All of the Reinsurance Subsidiary's premiums are expected to come from ceding insurers in the United States. The insurance laws of each state in the United States generally impose specific requirements on insurers which seek to place reinsurance with a foreign insurer such as the Reinsurance Subsidiary, as a condition to the insurer being permitted to recognize the reinsurance contract as an admitted asset or as a deduction from liabilities on its statutory financal statements. Such requirements, which vary from state to state, may include requiring the foreign insurer to submit to jurisdiction in the United States, to obtain approval by the state insurance regulator, to meet certain capital requirements, or to comply with other conditions. Accordingly, failure of the Reinsurance Subsidiary to comply with the requirements imposed by a particular state may reduce the interest of insurers in that state in ceding reinsurance to the Reinsurance Subsidiary. The Company is not required to meet any capital requirements in connection with the Reinsurance Agreement.


     Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Many states have recently created employee class codes that distinguish fast food restaurants from other types of restaurants. As of the date hereof, the Company believes that workers' compensation insurance rates with respect to such class codes have not been similarly distinguished. However, there can be no assurance that certain states will not, in the future, distinguish workers' compensation insurance rates based upon such class codes, which could have a material adverse effect on the Company's business. It is not possible to predict the future impact of changing law or regulation on the operations of the Company. Such changes could, however, have a material adverse effect on the Company. See "Business -- Regulation."

Dependence on Independent Insurance Broker/Agents; Product and Service

     The Company's programs are predicated upon the successful marketing of its products and services through independent insurance broker/agents. Although the programs have been structured to increase revenues for the independent broker/agents, there can be no assurance that independent broker/agents will utilize the Company's products or services. These broker/agents are not obligated to promote the Company's products and services and may sell competitors' insurance products. Therefore, the Company's growth depends in part on the marketing efforts of broker/agents and on the Company's ability to continue to offer workers' compensation products and services that meet the requirements of these broker/agents and their customers. Failure of these independent insurance broker/agents to market the Company's products and services successfully could have a material adverse effect on the Company's financial condition and results of operations.

     The Company custom designs its workers' compensation insurance programs with nationally recognized carriers rated A or better by A.M. Best and assists these carriers in establishing competitive rates for American franchise businesses. The Company believes by offering superior products and services to this segment of the business community, which tends to be among the safest insurance risks, it can offer its clients substantial savings in their workers' compensation programs and reduce the time devoted to managing such programs. There can be no assurances that these programs will continue or that the rates offered for these products will remain competitive.

Dependence on Limited Number of Clients

     The Company's business largely depends upon its relationships with owners of multiple franchises in the United States such as Burger King, McDonald's, Wendy's and Pizza Hut. Although for the year ended December 31, 1995, the Company provided services and products to approximately 750 separate accounts, none of which accounted for more than 3% of annual revenues, approximately 32% of the Company's income was derived from owners of Burger King franchises. In as much as the Company's clients tend to own between three and 140 franchises, the non-renewal of even a limited number of programs or policies by brand name franchisees could have a material adverse effect on the business of the Company. Similarly, endorsements from franchisors to franchisees dictating the manner in which franchisees obtain workers' compensation could have a material adverse effect on the business of the Company.

Dependence on Limited Number of Carriers

     The Company currently writes all of its workers' compensation and Package insurance through AIG and General Accident Insurance Company of America ("GAIC"). The Company has been a GA with AIG since 1993. The Company has been a GA with GAIC since 1995, offering Package insurance for family style and fast food restaurants, the commissions from which accounted for 15% of the Company's net revenues in 1995. GAIC has recently advised the Company that it will no longer accept Package insurance risks for fast food restaurants, but will continue to do so for family style restaurants. The Company is currently pursuing other carriers through which it can write such business. The Company believes that there are many national insurance carriers through which it may write business and that termination of the Company's relationship with its current insurance carriers would not have a material adverse effect on the business of the Company.

Investment Income Necessary to Preserve Capital

     The Company's income will depend, in part, on the income derived from the investment of premiums by the Reinsurance Subsidiary. The Company believes that the risks inherent in the business of the Reinsurance Subsidiary should not be augmented by a speculative investment policy and, therefore, its investment strategy will be partially defined by the need to preserve its capital. Because of the unpredictable nature of losses that may arise under insurance policies, the Reinsurance Subsidiary's liquidity needs may be substantial. The Company's investment policy will be established by the Company's Investment Committee, and will be subject to, among other factors, the Company's liquidity requirements. The Company intends that its investments will consist primarily of cash or fixed-income securities (none of which will have a rating of less than AA), the market value of which is subject to fluctuation depending on changes in prevailing interest rates. Additionally, the Company reserves the right to invest a limited percentage of its portfolio, to be determined by the Investment Committee, in common stock of companies listed on national securities exchanges. The stock of such companies may fluctuate as a result of specific events affecting such companies as well as general market conditions. Increases in interest rates or fluctuations in the market price of such companies' stocks may result in losses, both realized and unrealized, on the Company's investments. See "Business -- Investments."

Competition

     The workers' compensation industry is highly competitive. The Company competes with other GA's, numerous large insurance companies, managed health care companies, state sponsored insurance pools, risk management consultants and non-Company affiliated broker/agents, many of which have significantly larger operations and greater financial, marketing, human and other resources than the Company. Competitive factors include product lines, premium rates, personalized service and effective cost containment measures. Additionally, the Company does not offer the full line of insurance products which is offered by some of its competitors. Such competitors may have material advantages over the Company as a result of additional types of insurance and services they offer. There can be no assurance that the Company will be able to maintain its competitive position or that any increased competition will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Competition."

     After a period of absence from the market, traditional national insurance companies have recently re-entered the workers' compensation insurance market thereby increasing competition in the Company's major market segment. Although the Company believes that, as one of the only national providers specializing in workers' compensation insurance for franchise businesses in the United States, it is uniquely positioned in the industry, no assurance can be given that other companies will not develop similar national programs or that the Company will be able to compete effectively in the future.

Reliance Upon Key Personnel

     The Company's success depends to a substantial extent upon the continuing efforts and abilities of Mel Harris, the Company's Chairman and Chief Executive Officer, Howard Odzer, the Company's President, and upon the efforts and abilities of certain other key management personnel. The Company has entered into employment agreements with Messrs. Harris and Odzer. The loss of the services of Mr. Harris, Mr. Odzer or other key management personnel, for any reason could have a material adverse effect on the Company's ability to conduct its operations. The Company maintains key man insurance on the lives of Mr. Harris and Mr. Odzer in the amount of $4,000,000 and $3,000,000, respectively. See "Management."

United States Federal Income Tax Risks

 Taxation of Reinsurance Subsidiary

     As a Bermuda domiciled corporation, the Reinsurance Subsidiary will not file United States tax returns. The Company anticipates that the Reinsurance Subsidiary will operate in such a manner that it will not directly be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums where the risks covered thereby are reinsured with another foreign insurer which is neither a resident of Bermuda nor a resident of a third country with a United States tax treaty which entitles the foreign insurer to exemption from excise tax, and withholding tax on certain investment income from U.S. sources) because it will not engage in business or have a permanent establishment in the United States. However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, as amended (the "Code"), or regulations or court decisions, there can be no assurance that the Internal Revenue Service (the "IRS") will not contend in the future that the Reinsurance Subsidiary is engaged in a trade or business in the United States. If the Reinsurance Subsidiary were engaged in business in the United States (and, if it were to qualify for benefits under the income tax treaty between the United States and Bermuda, such busi-ness were attributable to a "permanent establishment" in the United States), the Reinsurance Subsidiary would be subject to U.S. tax at regular corporate rates on its income that is effectively connected with its U.S. business plus an additional 30% "branch profits" tax on such income remaining after the regular tax, in which case the Company's earnings and stockholders' equity could be materially adversely affected.

 Controlled Foreign Corporation Rules

     The Reinsurance Subsidiary will constitute a "controlled foreign corporation" ("CFC") for United States federal income tax purposes. As a result the Company must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if such subpart F income is not distributed. The Company anticipates that substantially all of the Reinsurance Subsidiary's income will be subpart F income. If the Company does not receive distributions of the subpart F income from the Reinsurance Subsidiary, the Company will be required to utilize other funds to satisfy the United States federal income taxes due on the subpart F income and as a result the Company's earnings and shareholder's equity could be materially adversely affected.

Control by Existing Stockholders

     Following completion of this Offering, Mel Harris, members of his family, and Howard Odzer and members of his family, who together currently beneficially own 100% of the Company's Common Stock, will own approximately 66.67% of the Company's outstanding Common Stock. Accordingly, these stockholders will have the ability to control the outcome of stockholder votes, which will include the ability to elect all of the Company's directors, control the adoption or amendment of provisions in the Company's Certificate of Incorporation and Bylaws, and approve certain mergers and other significant corporate transactions. See "Principal Stockholders" and "Description of Securities."

Broad Discretion as to Use of Proceeds

     Approximately 64% of the net proceeds of this Offering has been allocated to working capital and general corporate purposes and will be used for such purposes as management may determine. Accordingly, management will have broad discretion with respect to the expenditure of that portion of the net proceeds of this Offering. In addition, the Company's estimate of its allocation of the use of proceeds of this Offering is subject to a reapportionment of proceeds among the categories set forth herein or to new categories. The amount and timing of expenditures will vary depending upon a number of factors, including changing competitive conditions and general economic conditions. See "Use of Proceeds."

Possible Nasdaq and BSE Delisting; Low Priced Stocks

     The trading of the Common Stock Securities on Nasdaq and the BSE will be conditioned upon the Company meeting certain asset, capital and surplus, earnings and stock price tests set forth by Nasdaq and the BSE. For example, to maintain eligibility for trading on Nasdaq, the Company will be required to maintain total assets in excess of $2,000,000, capital and surplus in excess of $1,000,000 and (subject to certain exceptions) a bid price of $1.00 per share. Nasdaq has proposed new listing requirements, which, if adopted may impose more stringent maintenance criteria. To maintain eligibility for trading on the BSE, the Company will be required, among other things, to maintain total net tangible assets in excess of $1,000,000. Upon completion of this Offering and the receipt of the proceeds therefrom, the Company believes that it will meet the respective asset, capital and surplus earnings tests set forth by Nasdaq and the BSE. If the Company fails any of the tests, the Common Stock may be delisted from trading on Nasdaq and the BSE. The effects of delisting include the limited release of the market prices of the Common Stock and limited news coverage of the Company. Delisting may restrict investors' interest in the Common Stock and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on such exchanges and the trading price of the Common Stock was less than $5 per share, the Common Stock could be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transac-tion. If the Common Stock could also be deemed to be penny stock under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with any trading of the Common Stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock and the ability of purchasers in this Offering to sell their securities in the secondary market.

Common Stock Prices May Be Highly Volatile

     The market prices of equity securities of many companies have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the Common Stock following this Offering may be highly volatile. Factors such as announcements by the Company or its competitors concerning products, governmental regulatory actions, other events affecting insurance companies generally as well as general market conditions may have a significant impact on the market price of the Common Stock and could cause it to fluctuate substantially.

Absence of Public Market; Negotiated Offering Price

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that any trading market therefor will develop or, if any such market develops, that it will be sustained. Accordingly, purchasers of the Common Stock may experience difficulty selling or otherwise disposing of such Common Stock. The public offering price of the Common Stock has been established by negotiation between the Company and the Representative and does not bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value.


Immediate Dilution to New Investors of 70.89%


     The assumed initial public offering price per share of Common Stock exceeds the book value per share of the Common Stock. Investors in this Offering will therefore incur immediate and substantial dilution of $5.32 or 70.89% per share from the initial public offering price. See "Dilution."

Shares Eligible for Future Sale

     Upon completion of the Offering, the Company will have 4,500,000 shares of Common Stock outstanding (4,725,000 shares if the Underwriters' over-allotment option is exercised in full). The 1,500,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The remaining 3,000,000 shares of Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time. The Company's existing stockholders have agreed that they will not, without the consent of the Representative, sell or otherwise dispose of any equity securities of the Company for a period of one year following the closing date of this Offering. See "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

Possible Issuances of Preferred Stock; Anti-Takeover Provisions

     The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors at the time of issuance without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding and the Company currently has no intention of issuing any preferred stock. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, thereby preserving control of the Company by present stockholders. The ability of the

Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. Certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company. See "Description of Securities."

Representative's Warrants


     The Company will sell to the Representative and/or its designees, for nominal consideration, the Representative's Warrants to purchase an aggregate of up to 150,000 shares of Common Stock. The Representative's Warrants are exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price per share equal to 140% of the initial public offering price of the Common Stock. For the life of the Representative's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Representative's Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. Additionally, if the holders of the Representative's Warrants were to effect a distribution of the Representative's Warrants or the underlying securities, the Representative, prior to and during such distribution, may be unable to make a market in the Company's securities and may be required to comply with other limitations on trading set forth in Rules 10b-2, 10b-6 and 10b-7 promulgated under the Exchange Act, (and, upon its effectiveness, Regulation M which has been promulgated by the Securities and Exchange Commission to replace such rules.) Such rules restrict the solicitation of purchasers of a security when a person is interested in the distribution of such security and also limit market making activities by an interested person until the completion of the distribution. If the Representative were required to cease making a market, the market and market price for such securities may be adversely affected and holders of such securities may be unable to sell such securities. See "Underwriting."


Lack of Dividends

     The payment of cash dividends, if any, will be within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, capital requirements and financial condition and other relevant factors. The Board of Directors does not intend to declare any cash or other dividends in the foreseeable future, but rather intends to retain future earnings, if any, to provide for the operation and expansion of the Company's business. See "Dividend Policy" and "Description of Securities."


LIMITATION OF LIABILITY

     The Company has included in its Certificate of Incorporation provisions to indemnify its directors and officers to the extent permitted by Delaware law. In addition, as permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or to its stockholders for monetary damages for breach of a director's fiduciary duty except in certain instances. As a result, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Shares offered hereby (after deducting underwriting discounts and commissions and other expenses of the Offering), are estimated to be approximately $9,600,000 ($11,100,000 if the over-allotment option is exercised in full). The Company expects to use the net proceeds in approximately the manner set forth in the following table:

                                                                                       Approximate
                                                                     Approximate      Percentage of
Application of Proceeds                                             Dollar Amount     Net Proceeds
 ----------------------                                            ---------------   ---------------

Capitalize Reinsurance Subsidiary  .............................     $3,500,000           36.46%
Working Capital and General Corporate Purposes  ................      4,100,000           42.70%
Expansion of Marketing and Distribution Systems  ...............      1,000,000           10.42%
Upgrading Expansion of Data Processing Facilities and Other
  Corporate Systems ............................................      1,000,000           10.42%
                                                                   ---------------   ---------------
Total  .........................................................     $9,600,000          100.00%
                                                                   ===============   ===============



     The Company intends to capitalize the Reinsurance Subsidiary initially at $3,500,000. Such capitalization is based on the current capital requirements for Class 3 insurers in Bermuda.


     The balance of the net proceeds will be used for working capital and other general corporate purposes, for the expansion of the Company's marketing and distribution systems and for the upgrading and expansion of its data processing capabilities and facilities and other corporate systems. Although as of the date of this Prospectus no specific acquisition is being contemplated by the Company, such general corporate purposes could include future acquisitions.


     If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of approximately $1,500,000, which will be added to the Company's working capital.

     The foregoing uses of proceeds represent the Company's best estimates of the allocation of the estimated net proceeds of this Offering and there could be significant variations in the anticipated or actual use of the proceeds due to changes in business or economic circumstances. Accordingly, the Company reserves the right to reallocate the foregoing uses of proceeds depending upon any such change of circumstances.

     Pending utilization of the net proceeds of the Offering, the Company may make temporary investments in, among other things, bank certificates of deposit, interest-bearing investments, prime commercial paper, United States government obligations, or money-market funds.

                               RECAPITALIZATION

     Immediately prior to this Offering, the Company and the stockholders of PEGI at such date (the "Exchanging Stockholders") will effect a recapitalization whereby the Company will exchange 17,647.06 shares of Common Stock for each share of common stock of PEGI held by the Exchanging Stockholders (the "Exchange"). As a result of the Exchange, PEGI will become a wholly-owned subsidiary of the Company.

                               DIVIDEND POLICY

     Prior to this Offering, the Company was treated as an S Corporation for federal income tax purposes. Pursuant to an Amended and Restated Shareholders Agreement made as of May 15, 1995 (the "Shareholders Agreement") by and between the Company, Mel Harris and Howard Odzer, the Company was required, as an S Corporation, to make annual pro rata distributions of cash to stockholders of not less than 45% of the prior year's net income of the Company. Immediately prior to the consummation of this Offering, the Company's status as an S Corporation shall terminate. The payment of future cash dividends, if any, will be within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, capital requirements and financial condition and other relevant factors. The Board does not intend to declare any cash or other dividends in the foreseeable future, but rather intends to retain future earnings, if any, to provide for the operation and expansion of the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   DILUTION

     At September 30, 1996, the net tangible book value (total tangible assets less total liabilities) of the Company was $219,225, or $.07 per share. Without giving effect to any other changes in the pro forma net tangible book value of the Company after September 30, 1996, other than to give effect to the sale of the 1,500,000 shares of Common Stock offered hereby at an estimated price per share of $7.50 (less underwriting discounts and estimated expenses of the Offering and the application of the estimated net proceeds therefrom), the pro forma net tangible book value of the Company at September 30, 1996 would have been $9,823,490, or $2.18 per share, representing an immediate increase in net tangible book value of $2.11 per share to existing stockholders and an immediate dilution of $5.32 per share (70.89%) to the purchasers of Common Stock in this Offering. The following table illustrates this per share dilution:

 Assumed initial public offering price  ..........................     $7.50
Pro forma net tangible book value before this Offering  .........      $ .07
Increase attributable to new investors  .........................      $2.11
Pro forma as adjusted net tangible book value after this
  Offering ......................................................      $2.18
Dilution to new investors  ......................................      $5.32


     The following table summarizes, as of September 30, 1996, the total consideration paid and the average price per share of Common Stock paid by existing stockholders and by purchasers of Common Stock in this Offering (before deduction of underwriting discounts and commissions and estimated offering expenses):

                              Shares Purchased             Total Consideration         Average Price
                        ---------------------------   -----------------------------
                           Amount       Percentage        Amount       Percentage        Per Share
                         -----------   ------------    -------------   ------------   ---------------
Existing Stockholders     3,000,000       66.667%      $    30,000          .27%           $ .01
New Investors             1,500,000       33.333%      $11,250,000        99.73%           $7.50
                         -----------   ------------    -------------   ------------
Total                     4,500,000      100.0  %      $11,280,000       100.0 %
                         ===========   ============    =============   ============



   The foregoing table does not include (i) 300,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Option Plan, including 175,000 options which will be granted prior to the consummation of the Offering, and (ii) 150,000 shares reserved for issuance pursuant to the Representative's Warrants. To the extent that any of these options or warrants are exercised, there may be further dilution to new investors. See "Capitalization," "Management -- Stock Option Plan" and "Underwriting."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to reflect the issuance and sale of the shares of Common Stock offered hereby at an assumed initial offering price of $7.50 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                       September 30, 1996
                                                  ----------------------------
                                                           (unaudited)
                                                     Actual       As Adjusted
                                                   -----------   -------------
Total debt  ....................................    $ 349,563     $   349,563
                                                   -----------   -------------
Stockholders' equity
   Common Stock, $.01 par value; 10,000,000
     shares authorized; 3,529,412 shares
     issued; 5,029,412, as adjusted (1)  .......       35,294          50,294
   Additional paid-in capital ..................         --         9,589,265
   Retained earnings ...........................      689,488         689,488
                                                   -----------   -------------
Total stockholders' equity  ....................      724,782      10,329,047
Treasury stock at cost; 529,412 shares  ........     (505,557)       (505,557)
                                                   -----------   -------------
Net stockholders' equity  ......................      219,225       9,823,490
                                                   -----------   -------------
Total capitalization  ..........................    $ 568,788     $10,173,053
                                                   ===========   =============


------
(1) Does not include (i) 300,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Option Plan, including 175,000 options which will be granted prior to the consummation of the Offering, and (ii) 150,000 shares reserved for issuance pursuant to the Representative's Warrants.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and the related Notes contained elsewhere in this Prospectus.

GENERAL


     The Company is primarily engaged in the property and casualty insurance business as a general agent ("GA") for The Insurance Company of the State of Pennsylvania, an affiliate of AIG, and other AIG affiliates and for GAIC and certain of its affiliates. Pursuant to its agreements with these carriers, the Company is authorized to solicit and bind insurance contracts on behalf of the insurers, collect and account for premiums on business it writes, and request cancellation or nonrenewal of any policy placed by the Company. The Company receives, as compensation pursuant to the terms of these agreements, gross commissions on its business at rates which range from 5% to 20%. The Company has written workers' compensation insurance since its inception and in late 1995 began writing other forms of property and casualty insurance (such other forms of insurance being hereinafter referred to as "Package") for family style and fast food restaurants as a GA for GAIC. GAIC has recently advised the Company that it will no longer accept Package insurance risks for fast food restaurants, but will continue to do so for family style restaurants. The Company is currently pursuing other carriers through which it can write such business. The Company believes that there are many national insurance carriers through which it may write business and that termination of the Company's relationship with its current insurance carriers would not have a material adverse effect on the business of the Company. See "Risk Factors -- Dependence on Limited Number of Carriers."


     The Company collects workers' compensation premiums from insureds and remits the same to the insurance carrier net of its commission. Commission income on workers' compensation business is recognized as income when premiums are collected. Package insurance premiums are principally collected by the insurance carrier. The Package insurance carrier remits commissions on Package premiums it collects to the Company monthly. Commission income on Package business is recognized as income when premiums are due. In 1995, the Company wrote approximately $3,800,000 of Package insurance premiums, commissions from which accounted for approximately 15% of its net revenues.

RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:
TOTAL REVENUES


     Total revenues for the nine months ended September 30, 1996 were $1,909,000 compared to $1,652,000 for the nine months ended September 30, 1995, representing a net increase of $257,000, or 15.6%. The following table provides a comparison of revenue for the nine month periods ended September 30, 1996 and 1995 by category:


                                     1996            1995          Net Change
                                  ----------      ----------       ----------

Net commission income:
   Workers' compensation .......  $1,275,000      $1,396,000       ($121,000)
   Package .....................  $  524,000      $  107,000       $417,000
   Other, net ..................  $   31,000      $   82,000       ($ 51,000)
                                  ----------      ----------       --------
   Total net commission income .  $1,830,000      $1,585,000       $245,000
   Interest income .............  $   79,000      $   67,000       $ 12,000
                                  ----------      ----------       --------
   Total revenues ..............  $1,909,000      $1,652,000       $257,000
                                  ==========      ==========       ========


Workers' compensation:

   Premiums collected .......... $12,487,000     $13,753,000    ($1,266,000)
                                 ===========     ===========     ==========
   Ratio of net commission
     income/premiums collected .        10.2%           10.2%
                                 ===========     ===========

     Workers' compensation commission income declined $121,000, or 8.7%, as a result of the reduction in premiums collected of $1,266,000. The reduction in premiums collected was the result of the breach of a broker contract and the non-renewal by a broker of a significant portion of business related to a single restaurant group. The breached contract was unilaterally cancelled by a broker after two years of a three year term. The Company filed a lawsuit against the broker for breach of contract during 1995 and received $190,000 in 1996 in settlement of such lawsuit. In addition, a broker elected to place the premiums of a single restaurant group in a rent- a-captive (an entity conceptually similar to a self-insurance fund) rather than renew such business with the Company. As of the date hereof, no broker accounts for more than 5.8% of the Company's annual revenues.

     Package commission income increased $417,000, or 389.7%, as a result of the entry into the Package business (as discussed above) and the execution of a new GA contract with GAIC for this line of business.

 TOTAL EXPENSES:

     Total expenses for the nine months ended September 30, 1996 were $2,170,000 compared to $1,648,000 for the comparative period ended September 30, 1995, representing an increase of $522,000, or 31.7%. The following table provides a comparison of total expenses for the nine month periods ended September 30, 1996 and 1995 by category:

                                   1996             1995          Net Change
                                ----------       ----------       ----------
Personnel expenses  ......      $1,491,000       $1,049,000        $442,000
Professional fees  .......      $   80,000       $  104,000        ($ 24,000)
Occupancy expense  .......      $  165,000       $  104,000        $ 61,000
Interest expense  ........      $   33,000       $   36,000        ($  3,000)
Other operating expenses .      $  401,000       $  355,000        $ 46,000
                                ----------       ----------        --------
     Total expenses  .....      $2,170,000       $1,648,000        $522,000
                                ==========       ==========        ========

     Personnel expenses increased $442,000 as a result of the hiring of new employees with aggregate annual compensation of $627,000 (including salespersons with an aggregate annual draw of $175,000) consistent with the entry into new lines of business, and adding the Chairman and Chief Executive Officer to the Company's payroll at an annual salary of $250,000.

     Professional fees decreased $24,000, principally as a result of a reduction in legal fees.

     Occupancy expense increased $61,000 as a result of the Company's relocation to larger quarters to accommodate the Company's expansion.

     Interest expense decreased $3,000 as a result of a decrease in the principal balance of a loan from a stockholder.

     Other operating expenses increased $46,000, primarily related to employment fees and employee relocation expenses associated with the increase in staffing discussed above.

 NONOPERATING INCOME:

     Nonoperating income increased $190,000 as a result of the settlement of a lawsuit related to the cancellation of a broker contract discussed above.

 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
 TOTAL REVENUES:

     Total revenues for the year ended December 31, 1995 were $2,270,000 as compared to $2,783,000 for the prior year, representing a decrease of $513,000, or 18.4%. The following table provides a comparison of revenue for the years ended December 31, 1995 and 1994 by category:

                                                         1995            1994           Net Change
                                                      -----------     -----------      ------------
Net commission income:
   Workers' compensation .........................    $ 1,758,000     $ 2,661,000      ($   903,000)
   Package .......................................    $   343,000     $        --       $   343,000
   Other, net ....................................    $    81,000     $        --       $    81,000
                                                      -----------     -----------      ------------
   Total net commission income ...................    $ 2,182,000     $ 2,661,000      ($   479,000)
                                                      ===========     ===========      ============
Interest income  .................................    $    88,000     $   122,000      ($    34,000)
                                                      -----------     -----------      ------------
Total revenues  ..................................    $ 2,270,000     $ 2,783,000      ($   513,000)
                                                      ===========     ===========      ============
Workers' compensation:
   Premiums collected ............................    $17,112,000     $32,458,000      ($15,346,000)
                                                      ===========     ===========      ============
   Ratio of net commission income/premiums collected     10.3%            8.2%
                                                      ===========     ===========

     Workers' compensation commission income declined $903,000, or 44.2%, as a result of the reduction in premiums collected of $15,346,000. The reduction in premiums collected was the result of the breach of a broker contract and the non-renewal by a broker of a significant portion of business related to a single restaurant group. The breached contract was unilaterally cancelled by a broker after two years of a three year term. The Company filed a lawsuit against the broker for breach of contract during 1995 and received $190,000 in 1996 in settlement of such lawsuit. In addition, a broker elected to place the premiums of a single restaurant group in a rent-a-captive (an entity conceptually similar to a self-insurance fund) rather than renew such business with the Company. The ratio of net commission income to premiums collected increased from 8.2% in 1994 to 10.3% in 1995 as a result of a 2.0% increase in the Company's gross commission rate.

     Package commission income increased $343,000 as a result of the entry into this new line of business and the execution of a new GA contract with GAIC for this line of business. The Company has been a GA with GAIC since 1995, offering Package insurance for family style and fast food restaurants, the commission from which accounted for 15% of the Company's net revenues in 1995. GAIC has recently advised the Company that it will no longer accept Package insurance risks for fast food restaurants, but will continue to do so for family style restaurants. The Company is currently pursuing other carriers through which it can write such business. The Company believes that there are many national insurance carriers through which it may write business and that termination of the Company's relationship with its current insurance carriers would not have a material adverse effect on the business of the Company.

     Other commission income increased $81,000 representing revenue from the provision of marketing and management services to insureds participating in self insurance funds.

 TOTAL EXPENSES:


     Total expenses for the year ended December 31, 1995 were $2,287,000 compared to $1,509,000 for the year ended December 31, 1994, representing an increase of $778,000, or 51.6%. The following table provides a comparison of total expenses for the years ended December 31, 1995 and 1994 by category:


                                   1995             1994          Net Change
                                ----------       ----------       ----------

Personnel expenses  ......      $1,471,000       $  933,000        $538,000
Professional fees  .......      $   93,000       $  111,000        ($ 18,000)
Occupancy expense  .......      $  145,000       $   89,000        $ 56,000
Interest expense  ........      $   36,000       $    8,000        $ 28,000
Other operating expenses        $  542,000       $  368,000        $174,000
                                ----------       ----------        --------
     Total expenses  .....      $2,287,000       $1,509,000        $778,000
                                ==========       ==========        ========



     Personnel expenses increased $538,000 as a result of the hiring of 14 new employees with aggregate annual compensation of $519,000 (including two salespersons with an aggregate annual draw of $95,000) consistent with the Company's expansion into new lines of business.


     Professional fees decreased $18,000, principally as a result of reduced legal fees.


     Occupancy expense increased $56,000 as a result of the cost of the Company's relocation to larger quarters of $35,000 and increase in telephone expenses of $21,000 to accommodate the Company's expansion. Interest expense increased $28,000 due to an increase in stockholder loans.

     Other operating expenses increased $174,000, primarily related to the Company's increase in staff described above and increased depreciation expense of $76,000 resulting from the Company's purchase of additional property and equipment associated with its increase in staff and quarters.


 NONOPERATING INCOME:

     Nonoperating income decreased $5,927,000. The Company received $5,858,000 in 1994, net of expenses associated with the litigation, in settlement of a lawsuit for breach of contract. The Company incurred legal fees of $69,000 in 1995 related to a separate lawsuit which it settled and with respect to which it received $190,000 in 1996, as discussed previously.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's principal source of cash has been from the collection of workers' compensation insurance premiums from its insureds. During the past two years, commission income has been supplemented by proceeds received in settlement of various litigation described above.

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net cash and cash equivalents were $565,000 at September 30, 1996 (net of premiums payable of $4,455,000). Net cash provided by operating activities increased to $2,495,000 in 1996 from ($1,221,000) in 1995, an increase of $3,716,000. This increase resulted primarily from an increase in the proceeds from litigation of $190,000 and an increase in net premiums collected of $3,959,000, offset in part by an increase in expenses paid of $318,000 from 1995 to 1996. The increase in litigation proceeds is a result of the settlement of a lawsuit in 1996 in which the Company received $190,000. The increase in net premiums collected is the result of an increase in the Company's workers' compensation book of business together with additional net premiums generated from the Company's writing of Package insurance.

     Cash flows used in investing activities, which relate solely to the investment and purchase of property and equipment, decreased by $341,000 to $95,000 in the nine months ended September 30, 1996 compared to $436,000 in the nine months ended September 30, 1995. The decrease is the result of purchases made in 1995 associated with the relocation of the Company's offices and is consistent with the expansion of the Company's business during 1995 discussed above.

     Net cash used in financing activities decreased to ($200,000) in the nine months ended September 30, 1996 from ($625,000) in the nine months ended September 30,1995, a decrease of $425,000. This decrease resulted primarily from a reduction in stockholders distributions of $600,000 and an increase in payments of $175,000 in connection with a stock repurchase. See "Certain Transactions."

     The Company believes that existing cash balances, proceeds from this offering and cash flows from activities will be sufficient to meet its financing needs for at least the next twelve months, including expected capital expenditures and working capital to fund operations.

 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     Net cash and cash equivalents were $466,000 at December 31, 1995 compared to $1,375,000, at December 31, 1994 (net of premiums payable of $2,354,000 and $3,415,000 in 1995 and 1994, respectively). Net cash provided by operating activities decreased to ($878,000) in 1995 from $6,726,000 in 1994, a decrease of $7,604,000. This decrease resulted primarily from a decrease in the proceeds from litigation of $5,927,000 and a decrease in net premiums collected of $1,201,000. The decrease in litigation proceeds was a result of the settlement of a lawsuit in 1994 in which the Company received $5,858,000, net of expenses, for breach of contract. The Company paid legal fees totalling $69,000 in 1995 related to a separate lawsuit in which the Company, as plaintiff, sought damages for the unilateral termination of a broker agreement. The termination of this broker agreement was also responsible for the decrease in net premiums collected.

     Cash flows used in investing activities which relate solely to the investment and purchase of property and equipment, increased by $315,000 to $467,000 in 1995 compared to $152,000 in 1994. This increase is consistent with the expansion of the Company's business as discussed above.


     Net cash used in financing activities increased to ($625,000) in 1995 from ($5,596,000) in 1994, an increase of $4,971,000. This increase resulted primarily from reductions in stockholders' distributions and principal payments on a stockholder loan of $4,294,000 and $677,000, respectively.

                          DISCUSSION AND ANALYSIS OF
                 PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following discussion and analysis of the pro forma financial condition and analysis of operations should be read in conjunction with the Financial Statements and the related Notes contained elsewhere in this Prospectus.


GENERAL


     The pro forma financial information contained in this Prospectus assumes that the Company's proposed Reinsurance Subsidiary was operational effective January 1, 1995. In this regard the pro forma financial information assumes that the average annualized workers' compensation premiums in force for the periods presented were reinsured by the Reinsurance Subsidiary and, as a reinsurance entity, the Reinsurance Subsidiary recorded and invested premiums received, paid claims and established reserves on losses incurred, and conducted business consistent with such business typically conducted by a reinsurer. The financial information identified as "Actual" represents the actual results of operations for the Company. The financial information identified as "Total" represents the total results of the combined entities as if the Reinsurance Subsidiary were operational for all periods presented.


RESULTS OF OPERATIONS


 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


     Total revenue, claims and claim settlement expenses, amortization of deferred policy acquisition costs and total operating expenses for the nine months ended September 30, 1996 would have been $13,308,000, $6,269,000, $4,217,000 and $6,387,000, respectively, and consist of the following:


                                                               Actual       Pro forma         Total
                                                             ----------    -----------     -----------

Net commission income  ..................................    $1,830,000    $    --         $ 1,830,000
Premiums earned  ........................................    $    --       $11,398,000     $11,398,000
Interest income  ........................................    $   79,000    $    --         $    79,000
Net investment income  ..................................    $   --        $    -- (1)     $     --
                                                             ----------    -----------     -----------
   Total revenue ........................................    $1,909,000    $11,398,000     $13,307,000
                                                             ----------    -----------     -----------
Claims and claim settlement expenses  ...................    $    --       $ 6,269,000     $ 6,269,000
                                                             ----------    -----------     -----------
Amortization of deferred policy acquisition costs  ......    $   --        $ 4,217,000     $ 4,217,000
Personnel expenses (1)  .................................    $1,491,000    $    --         $ 1,491,000
Professional expenses  ..................................    $   80,000    $    --         $    80,000
Occupancy expenses  .....................................    $  165,000    $    --         $   165,000
Interest expense  .......................................    $   33,000    $    --         $    33,000
Other operating expenses  ...............................    $  401,000    $    --         $   401,000
                                                             ----------    -----------     -----------
   Total operating expenses .............................    $2,170,000    $ 4,217,000     $ 6,387,000
                                                             ----------    -----------     -----------
Operating income (loss) before net investment income (2)     ($ 261,000)   $   912,000     $   651,000
Non-operating income  ...................................    $  190,000    $     --        $   190,000
                                                             ----------    -----------     -----------
Income (loss) before net investment income and income
   taxes (2) ............................................    ($  71,000)   $   912,000     $   841,000
Income taxes (benefit)  .................................    ($  26,000)   $   340,000     $   314,000
                                                             ----------    -----------     -----------
Net income (loss) before net investment income (2)  .....    ($  45,000)   $   572,000     $   527,000
                                                             ==========    ===========     ===========



------

(1) Personnel expenses do not include salary for Mr. Harris, which at the current level would have been $112,500 for the period presented.
(2) Net income does not include income from investment of available cash. Based upon the average flow of funds for the period presented and assuming a rate of return of 5%, for the nine months ended September 30, 1996 investment income would have been $364,000 and net income would have been $755,000. Actual results from investment may have been greater than or less than this amount.

     Premiums earned of $11,398,000 represent the Company's average annualized workers' compensation premiums in force adjusted to reflect nine months pro rata earnings. Such amount represents premiums which relate to business previously written on behalf of AIG and which would have been covered under the Reinsurance Agreement had it been in effect for the entire period presented.

     Claims and claim settlement expenses incurred of $6,269,000 are based on an assumed 55% loss ratio (premiums earned x 55%). Under the Reinsurance Agreement the Company's maximum liability for losses is limited to an amount not to exceed 70% of premiums written with respect to each year. The actual average loss ratio experienced by the insurance carrier in prior years, based on underwriting analyses prepared by the Company, was 51.5% which ratio compares favorably with the loss ratios experienced by other similarly situated companies in the industry. In this regard, the Company has engaged an outside independent firm of consulting actuaries which annually reviews the Company's underwriting analysis for reasonableness.

     Acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Amortization of deferred policy acquisition costs of $4,217,000 represents the amortization of contractually agreed upon Program expenses equal to 37% of the premiums earned, all of which are fixed for the term of the contract, and includes the following:

     a) Ceding commission payable to the insurance carrier  ...        28.83%
     b) Specific and excess reinsurance premiums payable  .....         5.00%
     c) Acquisition expenses incurred by the Reinsurance
        Subsidiary ............................................         3.17%
                                                                      --------
     Total Program expenses  ..................................        37.00%
                                                                      ========


 FOR THE YEAR ENDED DECEMBER 31, 1995

     Total revenue, claims and claim settlement expenses, amortization of deferred policy acquisition costs and total operating expenses for the year ended December 31, 1995 would have been $18,534,000, $8,945,000, $6,018,000 and
$8,305,000, respectively, and consist of the following:


                                                  Actual        Pro forma         Total
                                                ----------     -----------     -----------
                                                               $

Net commission income  .....................    $2,182,000     $    --         $ 2,182,000
Premiums earned  ...........................    $   --         $16,264,000     $16,264,000
Interest income  ...........................    $   88,000     $    --         $    88,000
Net investment income  .....................    $   --         $    -- (1)     $    --
                                                ----------     -----------     -----------
  Total revenue  ...........................    $2,270,000     $16,264,000     $18,534,000
                                                ----------     -----------     -----------
Claims and claim settlement expenses  ......    $   --         $ 8,945,000     $ 8,945,000
                                                ----------     -----------     -----------
Amortization of deferred policy acquisition
  costs ....................................    $   --         $ 6,018,000     $ 6,018,000
Personnel expenses (1)  ....................    $1,471,000     $    --         $ 1,471,000
Professional expenses  .....................    $   93,000     $    --         $    93,000
Occupancy expenses  ........................    $  145,000     $    --         $   145,000
Interest expense  ..........................    $   36,000     $    --         $    36,000
Other operating expenses  ..................    $  542,000     $    --         $   542,000
                                                ----------     -----------     -----------
  Total operating expenses  ................    $2,287,000     $ 6,018,000     $ 8,305,000
                                                ----------     -----------     -----------
Operating income (loss) before net
  investment income (2) ....................    ($  17,000)    $ 1,301,000     $ 1,284,000
Nonoperating expenses  .....................    ($  69,000)    $    --         ($   69,000)
                                                ----------     -----------     -----------
Income (loss) before net investment income
  and income taxes (2) .....................    ($  86,000)    $ 1,301,000     $ 1,215,000
Income taxes (benefit)  ....................    ($  32,000)    $   485,000     $   453,000
                                                ----------     -----------     -----------
Net income (loss) before net investment
  income (2) ...............................    ($  54,000)    $   816,000     $   762,000
                                                ==========     ===========     ===========



(1) Personnel expenses do not include salary for Mr. Harris, which at the current level would have been $150,000 for the period presented. However, during such period, Mr. Harris received S Corporation distributions of $270,000. Subsequent to the Offering, Mr. Harris will no longer receive any such distributions.

(2) Net income does not include income from investment of available cash. Based upon the average flow of funds for the period presented and assuming a rate of return of 5%, for the year ended December 31, 1995 investment income would have been $163,000 and net income would have been $864,000. Actual results from investment may have been greater than or less than this amount.


     Premiums earned of $16,264,000, represent the Company's average annualized workers' compensation premiums in force adjusted to reflect twelve months pro rata earnings. Such amount represents premiums which relate to business previously written on behalf of AIG and which would have been covered under the Reinsurance Agreement had it been in effect for the entire period presented.

     Claims and claim settlement expenses incurred of $8,945,000 for the twelve months ended December 31, 1996 are based on an assumed 55% loss ratio (premiums earned x 55%). The actual average loss ratio experienced by the insurance carrier in prior years, based on underwriting analyses prepared by the Company, was 51.5% which ratio compares favorably with the loss ratios experienced by other similarly situated companies in the industry. In this regard, the Company has engaged an outside independent firm of consulting actuaries which annually reviews the Company's underwriting analysis for reasonableness.

     Acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Amortization of deferred policy acquisition costs of $6,018,000 represents the amortization of contractually agreed upon Program expenses, equal to 37% of the premiums earned, all of which are fixed for the term of the contract, and includes the following:

   a) Ceding commission payable to the insurance carrier .....         28.83%
   b) Specific and excess reinsurance premiums payable .......          5.00%
   c) Acquisition expenses incurred by the Reinsurance
     Subsidiary  .............................................          3.17%
                                                                      --------
   Total Program expenses ....................................         37.00%
                                                                      ========


                                   BUSINESS

GENERAL

     The Company is primarily engaged in providing workers' compensation and business insurance products and risk management services designed for American franchise businesses, particularly fast food and family style restaurants and convenience stores. The Company believes that annual premiums paid for workers' compensation insurance by the franchise industry exceed $2.5 billion, with annual premiums paid by the fast food and family style restaurant and convenience store segment alone representing approximately $1 billion of this amount. Although the Company believes that such franchise businesses are potentially among the safest insurance risks, they generally pay the same workers' compensation rates as non-franchise businesses which may not have formal risk or safety awareness programs. Consequently, such businesses rarely realize any price advantages from their favorable safety attributes and generally suffer premium "redundancy" or an "overcharge" in their workers' compensation insurance rates. The Company offers products and services designed to enable its clients to realize substantial savings in their workers' compensation costs while reducing the time required to manage this element of their business. The Company believes that through its innovative approach to cost containment and the expertise of its management team, it has succeeded in helping its clients achieve claims costs which are among the lowest in the industry to which it provides service. The average cost per claim to the Company's clients for the years 1991 to 1995 was $1,584 (this figure includes medical, indemnity and loss adjustment expenses). In comparison, although no data is available for the years 1994 and 1995, the latest data available from the National Council on Compensation Insurance, Inc. on restaurant workers' compensation claims reflects an average cost per claim of $2,515 (this figure only includes medical and indemnity expenses) for the years 1991 to 1993.

     Historically, the Company has acted as a general agent ("GA") representing various major international and domestic insurance carriers. In this capacity, the Company produces both workers' compensation and other forms of property and liability insurance (such other forms of insurance being hereinafter referred to as "Package") for franchise businesses through its own sales staff as well as through the use of outside broker/agents. The Company currently offers Package insurance for family style and fast food restaurants in its capacity as a GA for GAIC. GAIC has recently advised the Company that it will no longer accept Package insurance risks for fast food restaurants, but will continue to do so for family style restaurants. The Company is currently pursuing other carriers to write such business. See "Risk Factors -- Dependence on Limited Number of Carriers." As a GA, the Company assumes none of the risks associated with the insurance business it produces. To date, the Company's principal source of revenue has been from commissions based on insurance premiums collected on the insurance policies it sells. Upon consummation of this Offering, the Company will continue writing business as a GA, but will significantly expand its focus to include operating as a reinsurer with the expectation of increasing its overall profitability.

     The Company currently writes the Safety Group Program on behalf of AIG. As the insurance carrier, AIG assumes 100% of the risks associated with the Program and receives, as compensation for such assumption, all of the premiums less the commissions paid to the Company from the Program. Through the Reinsurance Subsidiary, the Company will enter into the Reinsurance Agreement with the AIG Affiliates, pursuant to which the Reinsurance Subsidiary will act as the reinsurer with respect to certain workers' compensation and employer's liability insurance policies in force as of the date of the Reinsurance Agreement with policy inception dates as of January 1, 1996 through the date of the Reinsurance Agreement (the "Book of Business"), or attaching during the term thereof, which are written by the Company on behalf of the AIG Affiliates. Upon entering into the Reinsurance Agreement, the AIG Affiliates will pay the Reinsurance Subsidiary the related net written premium less certain Program expenses and commissions associated with the Book of Business (the "Ceded Premium"). It is anticipated that a substantial portion of the Ceded Premium will be used as security for the payment of losses for the benefit of AIG. See "Risk Factors -- Reinsurance" and "Business -- Reinsurance -- Reinsurance Agreement."

     Although the Reinsurance Subsidiary will assume the risks associated with being a reinsurer, the Reinsurance Agreement will limit the liability of the Reinsurance Subsidiary for losses and certain defined expenses to the first $300,000 per occurrence. In addition, the Reinsurance Agreement limits the aggregate liability of the Reinsurance Subsidiary for all coverage to an amount not to exceed 70% of the gross written premium for each individual underwriting year. The AIG Affiliates will retain all liabilities in excess of this amount. The AIG Affiliates will be paid 5% of the gross written premiums under the Program with which to purchase excess and aggregate reinsurance. The Company has never received notice of a claim in excess of $300,000 in the seven and one-half years that the Company and AIG have written the Program; however, there can be no assurance that future claims, with respect to the Program or under the Reinsurance Agreement, will not exceed this threshold. See "Business -- Strategy." The Company intends to use a portion of the proceeds of this Offering to fund the operations of the Reinsurance Subsidiary. See "Use of Proceeds."

     In September 1996, an AIG Affiliate made available to the Company a new workers' compensation program (the "Small Business Workers' Compensation Program" or "SBP") designed to provide coverage to certain smaller businesses located in 23 states which pay annual premiums of between $5,000 and $50,000 and which are represented by over 500 separate workers' compensation class codes. The underwriting process under the SBP has been simplified enabling the Company to respond promptly with competitively priced quotes. The Company believes that many broker/agents, regardless of size, have accounts that would be eligible to participate in the SBP and therefore could be a potential broker/agent to promote this program. If successful, the SBP could substantially increase the Company's revenues. The SBP will not be subject to the Reinsurance Agreement.

INDUSTRY OVERVIEW

     All fifty States and the District of Columbia have promulgated statutes, rules and regulations that require employers to provide wage replacement and medical benefits to work accident victims regardless of fault. As a result of these mandates, virtually all employers must either (i) purchase workers' compensation insurance from a private insurance carrier, (ii) obtain coverage from a state managed fund, or (iii) be self-insured if permitted by the state in which business is conducted.

     Workers' compensation is a major risk management issue of the '90's. In a poll of risk managers published in the July 1996 issue of Risk Management Magazine, workers' compensation insurance was the second most frequent concern. Nationwide, employers workers' compensation costs increased significantly over the last decade. Workers' compensation costs increased an average of 9.6% per annum between 1984 and 1990. From 1990 through 1995, costs have increased by about 2.9% per year. Certain additional intangible losses also directly relate to increased workers' compensation costs such as higher incidents of employee turnover, the cost of retraining new employees and litigation expenses. Many employers are looking for techniques to better control their mounting costs.

     The Company believes that franchises often are the safest segment of a particular industry. Most franchises are standardized operations based upon successful models with demonstrated profitability. These businesses typically have standard operating procedures and standard plant and equipment with standardized safety programs. The design and construction of most franchises take into account safety engineering of the workplace. For example, in a fast food restaurant, chairs and tables are set a certain distance apart to allow for adequate walking space, and the cooking equipment used must conform to certain safety standards. The franchisor and the franchisee have a shared interest to maintain safe, clean and uniform environments for their customers and employees. Consequently, the Company believes that, in general, workers' compensation cost of claims of franchise businesses are significantly lower than non-franchise operations.

     Franchises are often subject to the same workers' compensation rating system that the insurance industry uses for any comparable business. As a result, fast food franchise restaurants pay the same rates as bars and taverns which may be open all night, as fine dining restaurants where staff often carry heavy trays, or as "mom and pop" restaurants without safety engineered facilities or a formal safety program. Although these businesses are charged the same workers' compensation rates, their claims experience is significantly higher. Consequently, most franchise companies generally suffer premium "redundancy" or an "overcharge" in their insurance premiums in many industries. In effect, franchise businesses subsidize the higher workers' compensation claims costs of non-franchise operations.

     Workers' Compensation premium rates are generally based upon a formula which considers the following:

     o whether the loss experience qualifies the risk for any available schedule rating plan discounts;

     o    the class codes of each employee and such employee's compensation;

     o the class code of the employer and the carrier's rate in such class code;

     o the employer's experience modification factor, as determined by each state's rating organization; and

     o whether the employer's total premium qualifies for a state approved premium volume discount.

With the implementation of the Company's loss control techniques, many of the Company's customers have experienced a reduction in workers' compensation premiums as a result of experience modification factor reductions which provide for scheduling rating credit.

     Many states have recently created employee class codes that distinguish fast food restaurants from other types of restaurants. For example, class code 9079 entitled "Restaurant-NOC" has historically included family style, fine dining and fast food restaurants as well as bars and taverns. In 1995, the National Council on Compensation and Insurance (NCCI) recommended to their members that they divide the class code into three separate codes: (i) 9082 encompassing Restaurant Employees; (ii) 9083 encompassing Fast Food Restaurant Employees; and (iii) 9084 encompassing Bar, Tavern and similar employees. Approximately 34 states adopted the new class code designations during 1996. However, as of the date hereof, the Company believes that workers' compensation insurance rates with respect to such class codes have not been similarly distinguished. See "Risk Factors -- Regulation." By 1998, it is anticipated that the actuaries who determine loss costs in this industry will be able to separately develop a loss cost in each category. During the initial three year period, it is expected that the rates for all three codes will remain equal. Thereafter, the Company believes that the franchise industry will continue to yield a more favorable loss result than the non-franchise industry within the Fast Food Restaurant code. As a result, the Company believes that, relative to its competition, changes in employee class codes will not have a material adverse effect on its business.

THE COMPANY'S SOLUTION

     The Company has developed insurance programs designed specifically to reduce the impact of redundancy on American franchise businesses while also emphasizing loss containment. By taking advantage of this business segment's good safety records and providing risk management services, including loss control and claims management, the Company provides its clients the opportunity to effectively lower their cost of claims. The Company has developed proprietary information and claim analyses systems and custom designed loss reports which explain the claims procedure and motivate client management to promote safety and control claims expense. Additionally, the Company, through early intervention, seeks to limit the number of disputes with injured employees. The Company believes in the prompt settlement of meritorious claims, but it will aggressively defend against non-meritorious claims. The Company attempts to resolve cases prior to litigation and, if litigation ensues, aggressively seeks to settle reasonable claims.

     Through a third-party administrator (a "TPA"), the Company provides its clients with access to national 800 telephone numbers to ensure that their claims can be reported quickly, 24 hours-a-day, seven days-a-week. The TPA has made available a trained medical staff to initiate a four party contact among the claimant, the employer, the adjuster and the treating physician. This process helps ensure prompt and competent medical care for the employee and management of the claim which achieves a lower cost. The Company monitors high loss claims on a weekly basis and interacts with the professional, medical, and adjusting staff to close out claims cost effectively.

     In addition to these cost containing activities, the Company's client services staff maintains constant communication with clients. Its loss control department conducts safety seminars and provides periodic newsletters to clients on how to control the frequency and severity of claims. The Company believes it has succeeded in persuading clients that safety is not just an issue of good management but can have a significant impact on the financial success of their businesses. Since workers' compensation cost has become one of the most expensive components of non-productive overhead, the Company seeks to demonstrate to its clients that, by reducing the cost of their claims, they are improving their overall profitability.

STRATEGY

 GENERAL

     The Company's goal is to strengthen its position as one of the leading providers of its products and services to fast food and family style franchise restaurants and convenience stores throughout North America and to expand into other franchise businesses. It believes this goal can be accomplished by devising and implementing programs on a state-by-state basis to:

     o    accumulate the latest approved rate information;

     o    obtain approved carrier rate filings;

     o maintain up to date information on legislative changes affecting the industry;

     o    ascertain current factors affecting pricing in the voluntary market;

     o interact with insurance carriers to encourage competitive pricing, while respecting the carriers need for profitability and to remain viable in the marketplace;

     o    target quality risks;

     o present insured clients with effective methods of monitoring, reducing and containing claims costs;

     o monitor claims handling procedures of claims administrators and interact with them to produce cost effective results;

     o market programs designed to reward preferred risks with incentives to purchase and renew insurance coverage; and

     o become a "one-stop" provider of commercial insurance to its selected franchise industries.

     The carriers providing workers' compensation insurance have generally entered and withdrawn from regional or local markets with some frequency. Often, the reason for movement is attributed to (i) a change of corporate policy, (ii) the general conditions in the insurance industry at that time, and (iii) the carrier's experience with loss ratios. Even where cost containment programs exist, often they are not adequately managed and are not particularly effective.

     The Company is committed to its insured clients as well as its carriers. To achieve its goals, the Company's staff has been trained to offer a level of service not otherwise present in a generally complacent industry. By combining the talents of specialists drawn from diverse backgrounds, the Company has created a unique environment where sales, marketing, and risk management experts produce quality products and results. The Company's clients have been able to achieve an average reduction of approximately 11% over the four year period 1990 through 1994 in their premium experience modification factors (which are a significant component in determining a client's premium).

REINSURANCE

 GENERAL

     Historically, the Company has acted as a GA and, as such, assumes none of the risks associated with the insurance business it produces. To date, the Company's principal source of revenue has been from commissions based on premiums collected on the business it produces. Upon consummation of this Offering, the Company will continue writing business as a GA, but will expand its focus to include operating as a reinsurer.

     The Company currently writes the Safety Group Program on behalf of AIG. As the insurance carrier, AIG assumes 100% of the risks associated with the Program and receives, as compensation for such assumption, all of the premiums less the commissions paid to the Company from the Program.

REINSURANCE AGREEMENT


     Upon consummation of this Offering, the Reinsurance Subsidiary will enter into the Reinsurance Agreement which provides that the Reinsurance Subsidiary will reimburse the ceding insurer for the first $300,000 of losses paid to claimants and certain specified loss expenses incurred in connection with such payments pursuant to various coverages assumed under worker's compensation and employer's liability insurance policies issued on behalf of the AIG Affiliates by the Company as part of the Book of Business. The Reinsurance Agreement is terminable by either party upon the occurrence of certain events. The Reinsurance Subsidiary's aggregate liability for such amounts for all coverages under the Reinsurance Agreement shall be limited to an amount not to exceed 70% of the gross written premium for each individual underwriting year. The AIG Affiliates shall retain all liabilities in excess of this amount. The AIG Affiliates will be paid 5% of the gross written premiums under the Program with which to purchase excess and aggregate reinsurance.


     The purchase of excess and aggregate reinsurance by the AIG Affiliates and the stated aggregate limit of liability in the Reinsurance Agreement will cap the Reinsurance Subsidiary's liability for loss and loss expenses and will permit the Reinsurance Subsidiary to quantify its aggregate maximum loss exposure. By contrast, maximum liability under pro-rata or quota share reinsurance contracts can be more difficult to quantify precisely. Quantification of loss exposure will be fundamental to the Reinsurance Subsidiary's ability to manage its losses.

     The AIG Affiliates will pay the Reinsurance Subsidiary 100% of the Ceded Premium derived from business written by the Company on behalf of the AIG Affiliates. The AIG Affiliates shall retain a commission allowance of 28.83% based on the net premiums. Pursuant to the Reinsurance Agreement, the Reinsurance Subsidiary will retain the Ceded Premium together with the risks and potential for profitability associated therewith. Accordingly, the Company believes that the Reinsurance Subsidiary's operations will provide the opportunity to retain the underwriting profitability that is presently being retained by AIG, while creating a relatively limited risk exposure under the Reinsurance Agreement. See, however, "Risk Factors -- Reinsurance."

     The Reinsurance Subsidiary will provide the AIG Affiliates, as security for the payment of losses any combination of cash, United States government securities and/or an irrevocable letter of credit in an aggregate amount equal to 70% of the gross Ceded Premium less the amount of losses paid for the expiring underwriting year as of December 30, 1996 and each December 30 thereafter.

PRODUCTS AND SERVICES

     The Company custom designs its insurance programs to be offered only through nationally recognized carriers with the highest industry ratings. It works with these carriers to establish competitive rates, while being mindful of a carrier's need to maintain profitability and remain viable in the marketplace. Additionally, the Company offers products and services designed to enable its clients to realize substantial savings in their workers' compensation costs while reducing the time required to manage this element of their business. Specifically, the Company provides clients such savings by offering competitive rates and dividends and cost containment programs which assist its clients in managing their workers' compensation costs. As a result of these measures, the Company has enabled its clients to achieve an average reduction of approximately 11% over the four year period 1990 through 1994 in their premium experience modification factors (which are a significant component in determining a client's premium). For larger clients, "loss sensitive" programs (also known as "retro" programs) can be established.

     The Company has created a new, innovative, comprehensive and aggressive approach to safety/loss control. The Company blends old and new prevention techniques to develop safety programs specific to each industry it serves. While the primary thrust of the Company's programs is safety for employees and customers, emphasis is also placed on motivating client management to implement safety programs as a means of improving profitability. The Company conducts workshops to demonstrate the benefits of using the Company's loss control safety programs at no additional cost to its clients. Proprietary, custom designed loss management information is communicated by mail and phone to the Company's clients at no additional cost.

     The Company believes its safety programs help reduce workers' compensation claims costs. The basic elements of its safety programs, as recommended to its clients, are:

     o    a written safety policy;

     o    specific written safety rules;

     o    regularly scheduled safety meetings;

     o    new employee hiring practices;

     o    training of all new and transferred employees;

     o    supervisor responsibility and accountability;

     o a regular self-inspection program administered by identified supervisors;

     o    defensive driving courses;

     o    first aid and CPR programs;

     o    an incentive program that rewards safety awareness;

     o    a team safety committee program;

     o    a timely accident reporting and investigation program;

     o    a monitored record keeping system for all accidents;

     o a policy to implement corrective action for unsafe conditions and acts; and

     o a monthly review by top management of the program and its implementation.

Many states have allowed a reduction in workers' compensation insurance premiums when an employer implements an approved safety program. The Company's safety programs meet the requirements of most states that do so. Such workers' compensation safety program discounts are authorized on a state by state basis and, therefore, guidelines are state specific. The Company deals only with those state programs applicable to the voluntary market, not the assigned risk market. Certain states make safety program discounts available to all insureds, while others make them available only to those insureds with high experience modification factors or based on the size of the premium. Some states require state certification of the safety program on a risk by risk basis. The employer, not the provider of the safety program, qualifies for the program. The Company evaluates the requirements in the states where such discounts are available and provides employers with manuals, record keeping tools and recommendations which assist the employer in obtaining certification.

CUSTOMERS, SALES AND MARKETING

     The Company markets its products primarily to the franchise industry through broker/agents. Its customers typically are sophisticated owners of multiple unit franchises who understand the importance of cost containment and safety features. While the Company focuses its efforts on large, national franchisees operating multiple outlets, it also serves smaller, regional franchise operators. For the year ended December 31, 1995, the Company provided services and products to approximately 750 separate insureds, none of which accounted for more than 3% of annual revenues. As of the date hereof, no broker/agent accounted for more than 5.8% of annual revenues.

     Consumers of insurance products have traditionally focused on price rather than cost containment. They have come to expect little or no customer service. The Company capitalizes on these insurance industry deficiencies by tailoring its products for each niche market, providing exceptional customer service and, most importantly, providing loss control and cost containment services.

     The Company conducts regional safety seminars showing how to contain costs and reduce losses. Although not a sales effort, it is one of the ways the Company generates new business while continuing to educate its existing clients.

     Each franchisee is provided with its own personalized client service representative who is knowledgeable and available throughout the work day. An 800 "hot line" is also available to reach the manager of client services should any issue need immediate resolution. The Company believes that, over a continuing period of time, these client support services will distinguish it from its competition.

     The Company has created a central database to keep it abreast of market trends, current premium rates, rate filings, renewal dates and information on its competition.

     The Company's sales and marketing programs are varied. The Company engages in multiple direct mail programs each year and carefully monitors the responses to determine the effectiveness of each of these programs. The Company also utilizes its database of franchisees to contact and generate potential clients through an extensive telemarketing effort. Identified prospective clients are then quoted prices by a Company representative. Periodic telephone calls and quarterly newsletters nurture and cultivate the Company's name recognition and update its database. The Company has also designed marketing programs tailored for the specific needs of the high revenue broker/agents (those whose client bases that produce workers' compensation annual premiums ranging between $2 million and $15 million) as well as smaller broker/agents who operate in small towns, and their respective clients. The Company's programs relieve the broker/agent of administrative and claims tasks in that the Company bills and collects premiums directly from the insured, remits the commission earned to the broker/agent, deals directly with the insured in connection with any problems experienced by the insured and serves as a clearinghouse, together with the TPA, with respect to the reporting, processing, reviewing and evaluating of claims. As a result of the foregoing, the broker/agent can earn more revenue by focusing its efforts on selling Company products. Other benefits provided to these broker/agents include (i) increasing the geographical area in which the broker/agent generates business, (ii) a lower likelihood of the broker/agent losing larger multiple store and multiple state franchisees because the broker/agents will have many more states in which they are able to write business, (iii) being able, through the Company, to also offer the Company's other property and casualty products to their clients, and (iv) providing to the broker/agent's clients the benefit of the Company's loss control and cost containment programs to reduce the clients losses, thus enabling the client potentially to receive a dividend through low losses.

POLICY RENEWALS

     Client policy renewals are critical to the Company's prosperity. The Company believes it can achieve its goal of maintaining favorable renewal rates by (i) providing its clients superior service, (ii) ensuring that all insurance policy, endorsement and audit documents are distributed to each client on a timely basis, and (iii) ensuring that all documents distributed to clients are complete and accurate. The Company communicates with each client at least four times per year in order to maintain close relationships and to learn of any real or perceived problems and concerns on a timely basis. The Company responds quickly to all written and telephone communications initiated by the client. The Company believes that its superior service is a major factor in its client retention rate.

     The Company's underwriting department reviews prospect applications to identify risks that appear undesirable from a historical viewpoint and to recognize those prospects dedicated to significant improvement in their loss history which thereby makes them a valuable addition to the Company's customer base and to a carrier's portfolio. The Company's underwriting department re-evaluates each client for renewal purposes. This evaluation determines whether the particular client is eligible to receive a decrease or other form of modification to its renewal premium. If the client has responded to loss control recommendations and its loss history reflects improvement, a reduction in its renewal premium rate may be implemented. The department will also identify clients whose experience has deteriorated and who have not responded to loss control guidance and recommendations. If the deterioration is significant enough and the client has not demonstrated a sincere commitment to improvement in loss experience, the underwriting department may make a recommendation not to renew the policy.

DATA MANAGEMENT

     The Company has dedicated significant resources and capital in developing its current management information systems which constitute an integral part of the Company's business operations. The Company utilizes such systems to process insurance applications, control the issuance of policies and endorsements, audit medical fees, pay broker/agent commissions, manage claims, provide reports to its clients, provide accounting statements and financial reports, and analyze claims data, all of which give the Company the ability to write more effective and competitive policies and result in a higher rate of policy renewals. In order to ensure proper coordination, the Company's data processing policies encompass the following features:

     o maintaining the highest degree of compatibility within the Company in the design, implementation and operation of management information systems;

     o conducting periodic meetings with department managers to review current system developments and enhancements;

     o maintaining procedures to insure that proper management approval and review are obtained prior to the initiation of any systems development, software or hardware procurement;

     o    ensuring effective utilization of software and hardware;

     o maintaining guidelines for systems documentation, project control, security and system operations; and

     o    maintaining inventory records of hardware and software.

COMPETITION

     The workers' compensation industry is highly competitive. The Company competes with other GA's, numerous large insurance companies, managed health care companies, state sponsored insurance pools, risk management consultants and non-Company affiliated broker/agents, many of which have significantly larger operations and greater financial, marketing, human, and other resources than the Company. Such competitors may have material advantages over the Company as a result of additional forms of insurance and services they offer in addition to workers' compensation products and services. Competitive factors include product lines, premium rates, personalized service and effective cost containment measures.

     Although the Company believes that, as one of the only national providers specializing in workers' compensation insurance for franchise businesses in the United States, it is uniquely positioned in the industry, no assurance can be given that other companies will not develop similar national programs. See "Risk Factors Competition."

REGULATION

 GENERAL

     As a GA, the Company is subject to regulation in the various states in which it sells insurance. These regulations vary from state to state, and may include such matters as licensing requirements, bonding requirements, requirements regarding the Company's agreements with the insurance carriers for which it acts as a GA, and certain other requirements. Penalties may be imposed for violations of such regulations. Changes in such regulation, if any, may have a material adverse effect on the Company's business and operations.

     Under the workers' compensation system, employer insurance or self-funded coverage is governed by individual laws in each of the fifty states and by certain federal laws. Changes in individual state regulation of workers' compensation or managed health care may create a greater or lesser demand for some or all of the Company's services, or require the Company to develop new or modified services in order to meet the needs of the marketplace and compete effectively in that marketplace.

 REINSURANCE SUBSIDIARY

     It is anticipated that the Reinsurance Subsidiary will be registered as a Class 3 insurer in Bermuda and, accordingly, will be subject to the provisions of the Bermuda Insurance Act 1978, as amended, and the regulations promulgated thereunder (collectively, the "Insurance Act"). The Insurance Act provides that no person shall carry on insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Minister of Finance (the "Minister"). The Minister, in determining whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to ascertain whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of certain types of insurance business.

     The Insurance Act imposes on Bermuda insurance companies such as the Reinsurance Subsidiary solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

     o The Reinsurance Subsidiary will be required to maintain a principal office in Bermuda and appoint and maintain a principal representative in Bermuda. The Insurance Act places a duty on the principal representative to report to the Minister the occurrence of certain events, including, but not limited to, the failure by the insurer for which he or she acts to comply with a condition imposed by the Minister relating to a solvency margin or a liquidity or other ratio with respect to any other such condition not so relating. Without a reason acceptable to the Minister, the Reinsurance Subsidiary may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 day's advance notice in writing to the Minister is given of the intention to do so.

     o The Reinsurance Subsidiary will be required to appoint an independent auditor to conduct the annual audit of the statutory-basis financial statements.

     o The Reinsurance Subsidiary will be required to maintain share capital (the aggregate par value of issued shares) of at least $120,000.

     o The Reinsurance Subsidiary must maintain statutory capital and surplus exceeding the greater of the following three criteria:

          o    $1,000,000

          o 20% of the net premiums where the net premiums in the current financial year do not exceed $6,000,000, or, where the net premiums exceed $6,000,000, $1,200,000 plus 15% of the net premiums which exceed $6,000,000. The net premium is the gross premium after deduction for any premium ceded for reinsurance.

          o    15% of reserves for losses and loss expenses.

     o The Reinsurance Subsidiary will be required to maintain liquid assets (referred to in the Insurance Act as "relevant assets") at a level equal to or greater than 75% of its net relevant (insurance) liabilities. For this purpose, liquid assets include cash and time deposits, quoted (publicly traded) investments, unquoted bonds and debentures, mortgage loans backed by first liens on real estate, accrued investment income, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding companies.


     o The Reinsurance Subsidiary will be required to obtain the approval of the Minister before reducing by 15% or more its total statutory capital (comprised of share capital, contributed surplus and any other fixed capital) as set out in the previous years financial statements.

     o The Reinsurance Subsidiary may declare and pay dividends or make distributions out of contributed surplus or other assets legally available for distribution provided that after the payment of any such dividend or distribution the Reinsurance Subsidiary will continue to maintain the required statutory capital and surplus and liquid assets as summarized above.


     o The Reinsurance Subsidiary will be required to have a copy of its Statutory Financial Statements available at its principal office for production to the Registrar of Companies ("Registrar") and to file these Statutory Financial Statements and a Statutory Financial Return within four months after the end of the financial year (or such longer period, not exceeding seven months, as the Registrar, on application, may allow).

     o The Reinsurance Subsidiary will be required to include in its annual Statutory Financial Return the opinion of a loss reserve specialist in respect of its loss and loss expense reserves.

     o The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer or reinsurer if the Minister believes that an investigation is required in the interest of the insurer's or reinsurer's policyholders or persons who may become policyholders. To verify or supplement information otherwise provided to him, the Minister may direct an insurer or reinsurer to produce documents or information relating to matters connected with the insurer's or reinsurer's business.

     Under current Bermuda law, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by stockholders of the Company other than stockholders ordinarily resident in Bermuda for exchange purposes. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of its shares of Common Stock.

     It is expected that the Company will obtain an assurance from the Minister under the Exempted Undertakings Tax Protection Act 1966 that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to the Company or to its operations, or to the shares, debentures or other obligations of the Company except in so far as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. As an exempted company, the Company is liable to pay a registration fee in Bermuda based upon its authorized capital and the premium on its issued shares of Common Stock at a rate not exceeding $25,000 per annum.

 PREMIUM RATE RESTRICTIONS

     State regulations governing the workers' compensation system impose restrictions and limitations on the Reinsurance Subsidiary's business operations. State laws regulate what workers' compensation benefits must be paid to injured workers. Additionally, most states must approve the workers' compensation premium rates that may be charged. As a consequence, the Reinsurance Subsidiary's ability to pay insured workers' compensation claims out of the premium revenue generated from the Reinsurance Subsidiary's assumption of such insurance is dependent on the level of benefits and premium rates approved by the various states. In this regard it is significant that the state regulatory agency that regulates workers' compensation benefits is often not the same agency that regulates workers' compensation insurance premium rates.

POSSIBLE FUTURE REGULATIONS

     Several state legislatures and the federal government have considered and are considering a number of cost containment and health care reform proposals. The Company believes it may benefit from some proposals that favor the growth of managed care. However, no assurance can be given that the state or federal government will not adopt future health care reforms that would have a material adverse effect on the Company.

INVESTMENT INCOME

     The Company's income will depend, in part, on the income derived from the investment of premiums by the Reinsurance Subsidiary. The Company believes that the risks inherent in the business of the Reinsurance Subsidiary should not be augmented by a speculative investment policy and therefore its investment strategy will be partially defined by the need to safeguard its capital. Because of the unpredictable nature of losses that may arise under insurance policies, the Reinsurance Subsidiary's liquidity needs may be substantial. The Company's investment policy will be established by the Company's Investment Committee, and will be subject to, among other factors, the Company's liquidity requirements. The Company intends that its investments will consist primarily of cash or fixed-income securities (none of which will have a rating of less than AA), the market value of which is subject to fluctuation depending on changes in prevailing interest rates. Additionally, the Company reserves the right to invest a limited percentage of its portfolio, to be determined by the Investment Committee, in common stock of companies listed on national securities exchanges. The stock of such companies may fluc-tuate as a result of specific events affecting such companies as well as general market conditions. Increases in interest rates or fluctuations in the market price of such companies' stocks may result in losses, both realized and unrealized, on the Company's investments. See "Risk Factors -- Investment Income Necessary to Preserve Capital."

EMPLOYEES

     The Company currently has approximately 35 full-time employees, of whom five are officers, four are managers, three are sales personnel and the balance are accounting, clerical, loss control and underwriting staff. None of the Company's employees is subject to collective bargaining agreements. The Company believes that its relationships with its employees are good.

FACILITIES

     The Company leases approximately 12,600 square feet of office space in Miami, Florida for use as its corporate headquarters. The lease agreement has an initial seven year term, which expires in 2002, with two five- year renewal options. The Company believes that its present facilities are well maintained, in good condition and are suitable for its needs for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is a party to various claims and lawsuits arising in the ordinary course of business. At present, management does not anticipate that the resolution of any of these claims and lawsuits will have a material adverse affect on the financial condition or operations of the Company.

                                  MANAGEMENT

Directors and Executive Officers

     The names, ages and positions of the executive officers and Directors of the Company are as follows:

 Name                   Age     Position
 -------------------    -----    ---------------------------------------------

Mel Harris              56       Chairman, Chief Executive Officer and Director
Howard Odzer            61       President and Director
William R. Dresback     49       Chief Financial Officer and Secretary
Tod C. Powers           45       Senior Vice President
John Rearer             38       Vice President
Nancy Ryan              40       Vice President and Assistant Secretary
Tony Nowakowski         39       Vice President
Stuart J. Gordon        66       Director
Jack D. Burstein        51       Director
Maxwell M. Rabb         86       Director



     Mel Harris has been a director of the Company since its inception in 1988 and has been Chairman and Chief Executive Officer of the Company since April 1993. Mr. Harris served as Vice Chairman of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, Mr. Harris served as Vice Chairman of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. In addition, Mr. Harris serves as President of International Insurance Group, Inc., an insurance brokerage company located in Miami and New York and has been a director of Koo Koo Roo, Inc., a casual dining chain, since September 1996. Mr. Harris has agreed to devote such time as is necessary and in any event, no less than 80% of his business time, to the affairs of the Company.

     Howard Odzer has been President and a director of the Company since its inception in 1988. Between 1976 and 1988, Mr. Odzer carried on business principally as a private investor. Mr. Odzer co-founded MarkeTiming, a company that became an affiliate of Jesup and Lamont, members of the NYSE, and which was a provider of research to major financial institutions throughout the United States and pioneered the use of computer analysis for investment and program trading. He served as President of MarkeTiming from its inception until 1976. Prior to founding MarkeTiming, Mr. Odzer worked as a stock market analyst with Moore and Schley, members of the NYSE, where he became a Vice President of Institutional Research. Mr. Odzer participates in the National Restaurant Association Risk and Safety Managers Group, and is a member of the Advisory Council of GAB Robins, one of the largest claims administrators in the country. Mr. Odzer is a graduate of Princeton University.

     William R. Dresback has been Chief Financial Officer and Secretary of the Company since May 1993. From 1986 to 1992, he served as Chief Financial Officer of Cobb Partners Financial, Inc. (previously a wholly-owned subsidiary of The Walt Disney Company), a national financial services company primarily involved in the mortgage banking, construction and real estate development businesses. From 1981 to 1986, Mr. Dresback served as Senior Vice President and Chief Financial Officer of International Financial Services, Inc. (a subsidiary of The Torchmark Corporation), an international financial services company primarily involved in the financial planning, life insurance and securities brokerage businesses. From 1969 to 1981, he was employed by KPMG Peat Marwick where he was responsible for managing the firm's South Florida Insurance Practice.

     Tod C. Powers has been Senior Vice President of the Company since January 1997. Mr. Powers has eighteen years of experience in property/casualty insurance. From 1986 to 1997, Mr. Powers served in various positions with Kaye Insurance Associates, Inc. ("Kaye"), the nation's fifteenth largest insurance broker. For the past two years, Mr. Powers served as its Chief Operating Officer with overall responsibility for marketing, claims and account servicing. From 1986 to 1995, Mr. Powers served as its Assistant Vice President, handling the agency's tougher workers compensation risks, then as Vice President of a team of account executives handling most of Kaye's national accounts, and, just prior to becoming Chief Operating Officer, Mr. Powers served as Group Vice President responsible for management of Kaye's Connecticut office. From 1979 to 1986, Mr. Powers served in various capacities with Liberty Mutual Insurance, the nation's largest workers compensation carrier.

     John Rearer has been a Vice President of the Company since February 1994. Mr. Rearer has over ten years of commercial insurance experience. From 1989 to 1994, Mr. Rearer was Executive Vice President of the Food Service Division of The Garlington Group, a large retail insurance agency specializing in fast food franchisee insurance programs. From 1986 to 1989, Mr. Rearer concentrated on the development and marketing of workers' compensation and property and liability insurance and overall agency management for Coastal Plains Insurance. From 1984 to 1986, Mr. Rearer was employed by Arthur Young & Company as a Certified Public Accountant in their Tax Department.


     Nancy Ryan has been a Vice President and Assistant Secretary of the Company since July 1992. Ms. Ryan has over 12 years commercial insurance experience. Ms. Ryan served as a Vice President of Jardine Insurance Brokers New York, Inc. from February 1992 until January 1994. From 1988 until February 1992, she served as a Vice President of Alexander & Alexander of New York, Inc. (a wholly-owned subsidiary of A&A Services, Inc.), a global insurance brokerage organization. In addition, since 1984, Ms. Ryan has served as Vice President of International Insurance Group, Inc. Ms. Ryan devotes approximately 50% of her business time to the affairs of the Company.

     Tony Nowakowski will serve as a Vice President of the Company in charge of loss control and cost containment commencing February 3, 1997. Mr. Nowakowski has served for more than the past five years with Kaye Insurance Associates, Inc., most recently as Vice President in charge of technical services.


     Stuart J. Gordon has been a director of the Company since 1995. Mr. Gordon has been a partner at the law firm of Metzger, Hollis, Gordon & Alprin since 1989. Mr. Gordon has served as Chief Counsel of Special Enforcement with the Securities and Exchange Commission, Special Assistant to the Comptroller of the Currency, Deputy Chairman and Treasurer of the United States Senate campaign of Daniel Patrick Moynihan, the first Administrative Assistant and Chief of Staff to Senator Moynihan in Washington, D.C., and Deputy Finance Chairman of the Presidential campaign of Senator John Glenn. Mr. Gordon was appointed by the Governor of the State of Maryland to the Foster Care Review Board and served as a member of the Board of Governors of Daytop Village. Mr. Gordon is also a member of the Board of Advisors of the Independent College Fund of New York.


     Jack D. Burstein has been a director of the Company since January, 1997. Mr. Burstein has been the Chairman and President of each of Strategica Group, Inc., a merchant bank ("Strategica Group"), and Strategica Capital Corp., an affiliate of Strategica Group and a merchant bank ("Strategica Capital"), since 1992. From 1984 to present, Mr. Burstein has served as Chief Executive Officer and President of American Capital Corp., a savings and loan holding corporation, and as Chief Executive Officer of TransCapital Financial Corporation, a savings and loan holding corporation. Prior to such time, Mr. Burstein was a senior partner in the accounting firms of Schecter Beame Burstein Price & Co. and Seidman & Seidman, respectively.

     Maxwell M. Rabb has been a director of the Company since January, 1997. Mr. Rabb has been of Counsel to the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel since 1991 and was a partner in the law firm of Stroock & Stroock & Lavan from 1958 to 1981 and from 1989 to 1991. Mr. Rabb served as the United States Ambassador to Italy from 1981 to 1989. In addition, Mr. Rabb serves as a director of the Sterling National Bank, MIC Industries, Inc., Liberty Cable Company, Inc., Black Hole Technologies, Inc., Data Software and Systems, Inc., and CompuTower.


     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no cash compensation for serving on the Board of Directors. Officers are elected by and serve at the discretion of the Board of Directors. Effective upon the consummation of this Offering, the Board of Directors intends to establish an Audit Committee, an Investment Committee, an Executive Committee and a Compensation Committee.

     The Audit Committee will review and evaluate the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The members of the Audit Committee will be Messrs. Burstein, Gordon and Rabb.

     The Investment Committee will establish the Company's investment policy and will have complete discretion in investing the Company's portfolio, including the investment of premiums assumed by the Reinsurance Subsidiary. The members of the Investment Committee will be Messrs. Harris, Burstein and Gordon.

     The Executive Committee will exercise all power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee will be Messrs. Harris, Burstein and Gordon.

     The Compensation Committee will make recommendations to the Board of Directors concerning the compensation, including incentive arrangements, of the Company's officers, key employees and others and will administer the Option Plan and will determine the officers, key employees and others to be granted options under the Option Plan and the Additional Option Agreement and the number of shares subject to such options. The members of the Compensation Committee will be Messrs. Harris, Burstein and Gordon.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the years ended 1995, 1994 and 1993 by the Chief Executive Officer and each of the Company's other executive officers (collectively, the "Named Officers") who received compensation in excess of $100,000 during any such year.

                          SUMMARY COMPENSATION TABLE

          Name and
   Principal Position (1)       Year             Annual Competition                           Long-Term Compensation
 ---------------------------   ------  ----------------------------------   --------------------------------------------------------
                                                                                      Awards                        Payouts
                                                                            --------------------------------------------------------
                                                                 Other      Restricted      Securities        LTIP        All Other
                                                                Annual        Stock         Underlying      Pay-outs       Compen-
                                          Salary      Bonus     Compen-      Award(s)      Options/SARs                     sation
                                           ($)         ($)     sation ($)    ($) (3)           (#)             ($)         ($) (2)
------------------------------------------------------------------------------------------------------------------------------------
Mel Harris                      1995         0          0            0          0              0               0         $  270,000
                               -----------------------------------------------------------------------------------------------------
Chairman and Chief
  Executive Officer             1994         0          0            0          0              0               0         $1,977,468
                               -----------------------------------------------------------------------------------------------------
                                1993         0          0            0          0              0               0              0
------------------------------------------------------------------------------------------------------------------------------------
Howard Odzer                    1995     $100,000       0            0          0              0               0         $  270,000
                               -----------------------------------------------------------------------------------------------------
President                       1994     $100,000       0            0          0              0               0         $1,977,468
                               -----------------------------------------------------------------------------------------------------
                                1993     $100,641       0            0          0              0               0               0
------------------------------------------------------------------------------------------------------------------------------------
William R. Dresback             1995     $100,000       0       $8,400          0              0               0               0
                               -----------------------------------------------------------------------------------------------------
Chief Financial Officer and
  Secretary                     1994     $100,000       0       $8,400          0              0               0               0
                               -----------------------------------------------------------------------------------------------------
                                1993     $ 66,231       0       $5,600          0              0               0               0
------------------------------------------------------------------------------------------------------------------------------------
John Rearer                     1995     $106,250       0            0          0              0               0               0
                               -----------------------------------------------------------------------------------------------------
Vice President                  1994     $ 87,692       0            0          0              0               0               0
                               -----------------------------------------------------------------------------------------------------
                                1993         0          0            0          0              0               0               0
                               -----------------------------------------------------------------------------------------------------

------
(1) Mel Harris serves as Chairman and Chief Executive Officer of the Company pursuant to an employment agreement. Howard Odzer serves as President of the Company pursuant to an employment agreement. See "Employment Arrangements."
(2)  Dividends paid pursuant to the Shareholders Agreement. See "Dividend
     Policy."
(3)  Automobile allowance.

EMPLOYMENT ARRANGEMENTS


     The Company has entered into a one-year employment agreement with Mr. Harris, dated January 30, 1997, pursuant to which Mr. Harris serves as Chairman and Chief Executive Officer. The agreement will automatically renew for successive one-year periods, unless either party gives not less than 90-days notice to the other party of its desire to terminate the Agreement at the end of such period. Mr. Harris will receive an annual salary of $150,000 and is also entitled to receive perquisites similar to perquisites made available to other senior executives of the Company. Mr. Harris has agreed to devote such time as is necessary and in any event, no less than 80% of his business time, to the affairs of the Company. Mr. Harris has agreed that at all times while he is employed by the Company in any capacity, and for a period of three years after the date of the termination of his employment with the Company, irrespective of the manner of such termination, Mr. Harris will not (i) be employed or retained by, seek employment with, or serve as a employee, agent, officer, director or partner of, or as a consultant to, or directly or indirectly acquire or own in any manner an interest in (whether as owner, operator, stockholder, director, financial backer, creditor, consultant, partner, agent or otherwise), any person, firm, partnership, corporation, association, sole proprietorship or other entity which engages in competition with the Company in any and all states in which the Company and/or any of its subsidiaries conduct their respective businesses, (ii) solicit any current or previously solicited potential customer of the Company, or (iii) solicit or induce any person to leave the employ of the Company to engage in activities competitive with any business of the Company provided, however, that Mr. Harris is permitted to own no more than 5% of the outstanding common stock of any company, the stock of which is traded on a national securities exchange or on an over-the- counter market and provided, further, that Harris may serve as an employee of or a consultant to a diversified business organization which derives no more than 5% of its consolidated gross revenues from a line of business competing with that of the Company. Under no circumstances, however, may Mr. Harris's services to such organization consist of any activities in competition with the business of the Company.

     The Company has entered into an employment agreement with Mr. Odzer, dated January 30, 1997, pursuant to which Mr. Odzer serves as President and as a Director until May 15, 1998, with automatic renewals for successive one-year periods, unless either party gives not less than 90-days notice to the other party of its desire to terminate the Agreement at the end of such period (the "Term"). Mr. Odzer is to remain a director for so long as he is an employee and stockholder of the Company, unless an investment banker or other acquiror of securities requires his removal in writing. Upon the consummation of the Offering and during the remainder of the Term, Mr. Odzer will receive an annual salary of $200,000. Mr. Odzer is also entitled to receive perquisites similar to perquisites made available to other senior executives of the Company. In the event that Mr. Odzer's employment is terminated by the Company other than for "Cause" (as such term is defined in the agreement), he shall be entitled to receive all payments and benefits to which he was entitled under the agreement. For a period of one year after the Term, Mr. Odzer has agreed not to, directly or indirectly, compete with or be engaged in the same business as the Company, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner or partner of, any business organization which, directly or indirectly, competes with or is engaged in the same business in which the Company is engaged at the end of the Term; provided, however, that Mr. Odzer is permitted to own no more than 5% of the outstanding common stock of any company, the stock of which is traded on a national securities exchange or on an over-the-counter market and provided, further, that Odzer may serve as an employee of or a consultant to a diversified business organization which derives no more than 5% of its consolidated gross revenues from a line of business competing with that of the Company. Under no circumstances, however, may Mr. Odzer's services to such organization consist of any activities in competition with the business of the Company.

     In January 1997, the Company hired Tod Powers as a Senior Vice President of Marketing at an annual salary of $150,000 plus commissions (with a minimum guarantee of an additional $25,000 annually). Mr. Powers receives reimbursement for certain expenses (including medical, moving and automobile expenses) as well as options to purchase 40,000 shares of Common Stock. In the event of termination, he becomes entitled to between six months and one year of severance pay depending on the circumstances of his termination.


STOCK OPTION PLAN

     In September 1996, the Board of Directors adopted and the stockholders of the Company approved the Option Plan. The Option Plan provides for the grant to qualified employees (including officers and directors) of the Company of options to purchase shares of Common Stock. A total of 300,000 shares of Common Stock will be reserved by the Company for issuance upon exercise of stock options granted or which may be granted under the Option Plan. The Company anticipates that it will grant options under the Option Plan prior to this Offering.

     The Option Plan is administered by the Compensation Committee whose members are not entitled to receive options under the Plan (excluding options granted exclusively for directors' fees). The Compensation Committee has complete discretion to select the optionee and to establish the terms and conditions of each option, subject to the provisions of the Plan. Options granted under the Plan may or may not be "incentive stock options" as defined in Section 422 of the Code ("Incentive Options") depending upon the terms established by the Compensation Committee at the time of grant, but the exercise price of options granted may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is an Incentive Option to an employee who owns more than 10% of the outstanding voting power of the Company). Options may not be exercised more than 10 years after the grant (five years if the grant is an Incentive Option to any employee who owns more than 10% of the outstanding voting power of the Company). Options granted under the Plan are not transferable and may be exercised only by the respective grantees during their lifetimes or by their heirs, executors or administrators in the event of death. Under the Option Plan, shares subject to canceled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends.


     Pursuant to a Share Escrow Agreement to be entered into prior to the consummation of this Offering by and between Howard Odzer, Baer Marks & Upham LLP, as Escrow Agent, and the Company (the "Additional Option Agreement"), Mr. Odzer has agreed to place 300,000 shares of Common Stock beneficially owned by him in escrow for issuance upon exercise of stock options which will be granted by him, for no consideration, to certain executives, officers and directors designated by the Compensation Committee, in its sole discretion (the "Additional Options"). The exercise price of the Additional Options will be no less than the initial public offering price of the Common Stock as set forth on the cover of this Prospectus. Mr. Odzer will receive all proceeds from any exercise of the Additional Options. In addition, any exercise of Additional Options must occur, if at all, within five years from the date of this Prospectus. After such date the balance of the shares of Common Stock held in escrow pursuant to the Option Agreement, if any, shall revert to Mr. Odzer. See "Certain Transactions."

     Prior to the consummation of the Offering, the Company intends to grant options to purchase an aggregate of 350,000 shares of Common Stock under the Option Plan and the Additional Option Agreement to certain executive officers and directors of the Company. See "Management -- Principal Stockholders."


INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of its officers and directors. Consistent therewith the Company's Certificate of Incorporation requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145.

     In addition, the Company's Certificate of Incorporation provides that directors of the Company shall not be liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to certain unlawful dividend payments or stock redemptions or purchases, or (iv) any transaction from which the director derived an improper benefit. The effect of these provisions is to eliminate the right of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against any director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except for situations described in clauses (i)-(iv) of the preceding sentence. These provisions will not affect the availability of injunctive relief for breach of fiduciary duty or alter the liability of directors under federal securities laws.

     The Underwriting Agreement between the Company and each of the Underwriters (the "Underwriting Agreement") provides for a reciprocal indemnification among the Company and the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. See "Underwriting."

     Pursuant to the Shareholders Agreement, the Company has agreed to indemnify each of Mr. Odzer and Mr. Harris for all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as officer, director, trustee, partner, agent or employee. Although the Shareholders Agreement terminates by its own terms upon the consummation of the Offering, such indemnification provisions, among others, are to be incorporated in a new agreement to be entered into with the Company within 30 days of such termination.

     The Company intends to procure and maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of 1,500,000 shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of Common Stock by
(i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each Named Officer, and (iv) all directors and executive officers as a group:

                                                                  Percentage of Outstanding
                                                                      Shares Owned (3)
                                                           -------------------------------------
                                        Amount and Nature
           Name and Address               of Beneficial
                                                             Before Offering     After Offering
       of Beneficial Owner (1)            Ownership (2)            (4)                 (5)
 ------------------------------------   -----------------   -----------------    ----------------

Mel Harris(6)                               3,000,000            100   %             66.67 %
Howard Odzer(7)                             1,111,765             37.06%             24.706%
William R. Dresback                                --             --                 --
John Rearer                                        --             --                 --
Stuart Gordon                                      --             --                 --
Jack D. Burstein                                   --             --                 --
Maxwell M. Rabb                                    --             --                 --
All directors and executive officers        3,000,000            100   %             66.67 %
as a group (9 persons)


------
(1) The address of each beneficial owner is Preferred Employers Holdings, Inc., 10800 Biscayne Boulevard, Penthouse, Miami, Florida 33161.

(2) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. See "Certain Transactions."


(3) Does not include options to purchase an aggregate of 350,000 shares of Common Stock under the Option Plan and the Additional Option Agreement to certain executive officers and directors of the Company (including options to purchase 50,000 shares to Mr. Dresback, 40,000 to Mr. Rearer, 20,000 to Ms. Ryan, 40,000 to Mr. Powers, and 25,000 shares to each of Messrs. Rabb, Burstein and Gordon) to be granted prior to the consummation of the Offering. See "Management -- Stock Option Plan."


(4)  Based on 3,000,000 shares outstanding.

(5) Based on 4,500,000 shares outstanding, including the 1,500,000 shares of Common Stock offered hereby.


(6) Includes (i) 88,235 shares held of record by Francine Harris, wife of Mr. Harris, (ii) 88,235 shares held of record by Francine Harris, wife of Mr. Harris, as custodian for Jamie Jo Harris, daughter of Mr. and Mrs. Harris,
     (iii) 44,118 shares held of record by Ginger Harris, daughter of Mrs. Harris, (iv) 44,118 shares held of record by Nicole Tanenbaum Kramer, daughter of Mrs. Harris, (v) 25,000 shares held of record by Alan Harris, brother of Mr. Harris, (vi) 25,000 shares held of record by Nancy Ryan,
     (vii) 1,111,765 shares held of record by Howard Odzer, and (viii) 123,529 shares held of record by Ronald Rothstein, step-brother of Mr. Odzer, over all of which Mr. Harris has voting control and of which Mr. Harris may be deemed to be the beneficial owner. All shares deemed to be beneficially owned by each of Mr. Harris and Mr. Odzer are subject to a right of first refusal by the other whereby each shall have the right to purchase the other's shares on the same terms as any bona fide offer therefor. See "Certain Transactions."

(7) Mr. Harris has voting control over the 1,111,765 shares held of record by Mr. Odzer and, therefore, such shares have been included in the 3,000,000 shares beneficially owned by Mr. Harris. See footnote 6 above. Includes 300,000 shares placed in escrow pursuant to the terms of the Share Escrow Agreement. See "Management -- Stock Option Plan."

                             CERTAIN TRANSACTIONS


     Immediately prior to the consummation of this Offering, the Company and the Exchanging Stockholders will effect a recapitalization whereby the Company will exchange 17,647.06 shares of Common Stock for each share of common stock of PEGI held by the Exchanging Stockholders (the "Exchange"). As a result of the Exchange, PEGI will become a wholly-owned subsidiary of the Company.


     Pursuant to the Share Escrow Agreement, Mr. Odzer has agreed to place 300,000 shares of Common Stock beneficially owned by him in escrow for issuance upon exercise of stock options which will be granted by him to certain executives and officers designated by the Compensation Committee, in its sole discretion (the "Additional Options"). The exercise price of the Additional Options will be no less than the initial public offering price of the Common Stock as set forth on the cover of this Prospectus. Mr. Odzer will receive all proceeds from any exercise of the Additional Options. The Company has agreed to pay to Mr. Odzer an amount equal to the additional income tax to which Mr. Odzer will be subject over and above the rate that would have been applicable if the gain recognized by Mr. Odzer from the exercise of such options had been taxable as a "capital gain" rather than "ordinary income." In addition, any exercise of Additional Options must occur, if at all, within five years from the date of this Prospectus. After such date the balance of the shares of Common Stock held in escrow pursuant to the Option Agreement, if any, shall revert to Mr. Odzer. The Company has agreed to indemnify Mr. Odzer and hold him harmless, against all claims and liabilities to which Mr. Odzer may become subject under any federal or securities laws insofar as such claims arise out of or are based upon this Share Escrow Agreement. See "Management -- Stock Option Plan."



     Messrs. Harris and Odzer entered into the Shareholders Agreement with the Company which provides for certain agreements regarding restrictions on the transferability of shares and other issues relating to corporate governance. Pursuant to the Shareholders Agreement Mr. Harris has voting control over the shares held by Mr. Odzer. See "Principal Stockholders." Upon the consummation of the offering, the Shareholders Agreement shall terminate by its own terms. The Company has agreed to enter into a new agreement with Mr. Harris and Mr. Odzer within 30 days after such termination which shall incorporate certain provisions of the Shareholders Agreement, including the right of first refusal of Mr. Harris and Mr. Odzer with respect to the disposition of shares of stock by the other, certain tag-along rights and registration rights of Mr. Odzer and the indemification provisions with respect to Mr. Harris and Mr. odzer. See "Management -- Indemnification."



     The Company entered into a Stock Repurchase Agreement, dated as of May 15, 1995 (the "Repurchase Agreement"), with Mr. Odzer and Mr. Rothstein, a step-brother of Mr. Odzer, pursuant to which the Company agreed to repurchase from them an aggregate of 30 shares (529,412 shares, as adjusted) of common stock of the Company. The purchase price for such shares was $600,000 (including interest) to be paid to Mr. Odzer and Mr. Rothstein in 24 installments of $25,000 each. The closing of the Repurchase Agreement was subject to the Company's completion of a $600,000 distribution to the existing stockholders of the Company, pro rata based on the number of shares of common stock of the Company outstanding, and paid to the stockholders of record on the date of the Repurchase Agreement, without giving effect to the repurchase. The $600,000 distribution was made by the Company on May 26, 1995. The Company agreed, pursuant to a subsequent agreement made with Mr. Harris and Mr. Odzer, to repay the balance of the purchase price at December 31, 1995 in 23 monthly installments of $25,000 (including interest) commencing in February 1996. As of September 30, 1996, the total amount of payments made by the Company was $225,000 and the balance of the purchase price outstanding was $375,000.


     The Company has agreed to pay to Strategica Group a fee of $50,000 as compensation for its financial advisory and planning services provided in connection with this Offering. Mr. Harris is a director and investor in Strategica Capital, an affiliate of Strategica Group. Mr. Burstein, a director of the Company, is the Chairman and President of Strategica Group and Strategica Capital. See "Management -- Directors and Executive Officers."

     The Company has provided office space, equipment and other administrative services to International Insurance Group, Inc. ("IIG"), an insurance brokerage company wholly-owned by Mr. Harris. Under this arrangement, the Company currently receives approximately $2,400 per month for rendering such services. The contractual arrangement between the Company and IIG commenced in January 1996, and the aggregate amount billed by the Company for the nine months ended September 30, 1996 was $19,450. Prior to January, 1996, the Company provided these services without reimbursement. IIG has agreed that it will not solicit any employee, any customer or any entity which was a customer of the Company within the past two years with respect to any business then being written by the Company. IIG has agreed to pay the Company any commission received by IIG with respect to any business written by the Company.


     Except as set forth above, the Company does not presently intend to enter into any other business transactions with affiliated parties. In the event, however, that any such business transaction is entered into all future transactions between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent disinterested directors of the Company.


     For information concerning employment agreements with, and compensation of, the Company's executive officers and directors, see "Management -- Executive Compensation; Employment Arrangements; and Stock Option Plan."

                          DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, of which 3,000,000 shares are currently outstanding and held of record by six record holders. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors. See "Risk Factors -- Control by Existing Stockholders." All of the outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue up to 1,500,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors at the time of issuance without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any such preferred stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors -- Possible Issuances of Preferred Stock; Anti-Takeover Provisions."

LIMITATIONS UPON TRANSACTIONS WITH "INTERESTED STOCKHOLDERS"

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is the American Stock Transfer and Trust Company, New York, New York.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 4,500,000 shares of Common Stock outstanding (4,725,000 shares if the Underwriters' over-allotment option is exercised in full). The 1,500,000 Shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The remaining 3,000,000 shares of Common Stock are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. 40,000 of such shares will be eligible for sale under Rule 144 commencing 90 days after the consummation of the Offering. However, each officer, director and stockholder of the Company has agreed to refrain from making any public sale or distribution of any of his or her Common Stock, or warrants or options to purchase Common Stock, or securities of the Company convertible into such Common Stock (pursuant to Rule 144 or otherwise), owned by him or her on the closing date of this Offering for a period of 12 months from such date without the prior written consent of the Representative. Such persons may make private transfers, provided that the transferees agree to be bound by the same restrictions. An appropriate legend will be marked on the face of certificates representing all such securities.

     In general, under Rule 144, as currently in effect, a person, including an "affiliate" of the Company as defined under the Securities Act (or persons whose shares are aggregated) who for at least two years has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to the volume limitations described above.

     Prior to this Offering, there has been no public trading market for the Common Stock, and there can be no assurance that a regular trading market will develop after this Offering, or that if developed it will be sustained. In addition, no prediction can be made as to the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of shares of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file a registration statement under the Securities Act (on Form S-8 or any successor form) to register the shares of Common Stock issued and reserved for issuance under the Option Plan. Registration would permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act, subject to the lock-up arrangements discussed above.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain material federal income tax consequences expected to apply to a holder with respect to the purchase, ownership and disposition of Shares. This discussion is based on the provisions of the Code, final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this Prospectus. The consequences to any particular holder may differ from those described below by reason of that holder's particular circumstances. This summary does not address the considerations that may be applicable to particular classes of holders, including financial institutions, broker-dealers, tax-exempt organizations, banks, insurance companies and persons who are not citizens or residents of the United States, or who, as to the United States, are foreign corporations, foreign partnerships or foreign estates or trusts. In addition, this summary is limited to persons that will hold Shares as "capital assets" within the meaning of Section 1221 of the Code.

     The following discussion does not constitute, and should not be considered as, legal or tax advice to prospective holders. Each potential holder should consult with its own tax adviser before determining whether to purchase Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

DIVIDENDS

     Dividends paid on the Shares will be taxable as ordinary income to the extent paid out of the Company's current or accumulated earnings and profits (as defined for United States federal income tax purposes). Dividends received by corporations out of such earnings and profits will generally qualify for the 70 percent dividends-received deduction, so long as the holder has held its Shares for a sufficient time (generally more than 45 days) and certain other conditions are met. The 70 percent dividends-received deduction may be reduced for holders who borrow funds directly attributable to the purchase of its Shares. Where the dividends-received deduction is available, a portion of the amount deducted may have to be included by a corporation in computing its possible liability for alternative minimum tax. The amount of any distribution in excess of the Company's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the Shares.

DISPOSITIONS OF SHARES

     Subject to the discussion below relating to the potential application of Code Section 1248, a U.S. stockholder will, upon the sale or exchange of any Shares, recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized upon such sale or exchange and the stockholder's basis in the Shares. If the stockholder's holding period for such Shares is more than one year, such gain will be taxed as long-term capital gain.

     Code Section 1248 provides that if a U.S. person disposes of stock in a foreign corporation and such person owned directly, indirectly or constructively 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a "controlled foreign corporation" ("CFC"), any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the stockholder held the shares (with certain adjustments). Holders who acquire Shares in this Offering will own stock in a U.S. corporation. However, the Reinsurance Subsidiary will qualify as a CFC and will be a wholly-owned subsidiary of the Company. Code Section 1248(e) provides that if a United States person, who owns 10% or more of the stock of a U.S. corporation, sells or exchanges stock of such U.S. corporation and such U.S. corporation was formed or availed of prin-cipally for the holding, directly or indirectly, of stock of one or more foreign corporations, then all or part of the United States person's gain from the sale of the stock of the U.S. corporation could be subject to Section 1248. The determination of whether such U.S. corporation was formed principally for such purpose is a facts and circumstances analysis. The Company believes that because of the Company's dispersion of the ownership of Shares being offered in this Offering, no stockholder who acquires Shares in this Offering will own 10% or more of the voting shares of the Company and therefore Section 1248(e) should not apply to such stockholders. Even if such a stockholder owns, directly or through attribution, 10% or more of the voting shares of the Company, Code
Section 1248(e) should not apply to such stockholder since, in the Company's view, it was not formed nor will be availed of principally for the holding, directly or indirectly, of stock of the Reinsurance Subsidiary. However, U.S. persons who might, directly or through attribution, acquire 10% or more of the voting Shares of the Company should consider the possible application of Code
Section 1248(e). In all events, a corporate stockholder is not currently subject to Code Section 1248(e) since the federal income tax rate at which capital gain and ordinary income are taxed is the same.

BACKUP WITHHOLDING

     Certain noncorporate holders may be subject to backup withholding at a rate of 31 percent on dividends. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisers regarding their qualification for exemption for backup withholding and the procedure for obtaining any applicable exemption.

                                 UNDERWRITING

     The Underwriters named below, for which Commonwealth Associates is acting as representative (the "Representative"), have agreed, severally and not jointly, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the several Underwriters, an aggregate of 1,500,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters have advised the Company that they do not intend to confirm sales of Common Stock to any account over which they exercise any discretionary authority.

                                                            Number of Shares
Underwriters                                                to be Purchased
 -----------                                                ----------------
Commonwealth Associates  ...


     The Underwriters are committed on a firm commitment basis to purchase and pay for all of the Common Stock offered hereby (other than shares offered pursuant to the over-allotment option) if any shares are purchased. The shares are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

     The Underwriters have advised the Company that the Underwriters propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $ per share, of which not in excess of $ per share may be reallowed to other dealers who are members of the NASD. After the commencement of the offering, the public offering price, the concessions and re-allowance may be changed by the Underwriters.

     The Company has granted to the Representative, exercisable for 45 days from the date of this Prospectus, an option to purchase up to an additional 225,000 shares of Common Stock at the public offering price set forth on the cover page of the Prospectus, less the underwriting discounts and commissions. The Representative may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby.

     The Company has agreed to pay the Representative, individually and not as the representative of the Underwriters, a nonaccountable expense allowance of 2% of the gross proceeds of the Common Stock offered hereby (including any Common Stock purchased pursuant to the Underwriters' over-allotment option) of which $20,000 has been paid to date.


     The Company has agreed to sell to the Representative and/or its designees warrants (the "Representative's Warrants") to purchase up to 150,000 shares of Common Stock at an exercise price per share equal to 140% of the initial public offering price (the "Strike Price"). Both the number of shares issuable upon exercise of the Representative's Warrant and the exercise price per share thereunder are subject to adjustment under certain circumstances. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of this Prospectus, except to the officers, directors, or partners of the Representative, and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term").

     The Representative's Warrants will contain antidilution provisions providing for appropriate adjustments of the Strike Price and number of shares which may be purchased upon exercise upon the occurrence of certain events. The antidilution provisions of the Representative's Warrants generally are triggered by the issuance of Common Stock (or securities exchangeable for or convertible into Common Stock) by the Company at a price below the Current Market Price (as such term is defined in the Representative's Warrant) (subject to certain exceptions) for a period of five years from the date of this Prospectus, as well as by stock splits, stock dividends and other similar dilutive events in which the Company increases its outstanding stock without receiving additional consideration.


     The Company has agreed that it will, on any two occasions during the Warrant Exercise Term, register the Representative's Warrants and the underlying securities, at the request of holders of at least 51% of the Representative's Warrants, at the expense of the Company on one occasion and at the expense of the selling holders on the other occasion. The Company has also agreed, during the four-year period commencing one year from the date of this Prospectus, to register on a "piggy-back" basis, on an unlimited number of occasions, the Representative's Warrants and the underlying securities whenever the Company files a registration statement.

     For the life of the Representative's Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Representative's Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Risk Factors -- Representative's Warrants."

     The Company has also agreed, for a period of three years from the date of this Prospectus, if so requested by the Representative, to allow the Representative to have an observer at all meetings of the Board of Directors.

     The Underwriting Agreement provides for a reciprocal indemnification among the Company and the Underwriters against certain civil liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

     The Company has agreed to pay the Representative, upon the consummation of this Offering, a fee equal to 2% of the gross proceeds of this Offering as compensation for its advisory services in connection with this Offering. The Company has also agreed to pay the representative a fee with respect to all funds invested in, or certain other transactions with, the Company by any party introduced to the Company by the Representative during the two year period ending August 11, 1998.

     Each of the officers, directors or stockholders owning any of the Common Stock or warrants, or options to purchase Common Stock, or securities convertible into such Common Stock, has agreed to refrain from making any public sale or distribution of his Common Stock, or such warrants, options, or convertible securities (pursuant to Rule 144 or otherwise), owned by him or her on the closing date of this Offering for a period of 12 months from such date without the prior written consent of the Representative. Such persons may make private transfers, provided that the transferees agree to be bound by the same restrictions.

     The Company has agreed to pay to Strategica Group a fee of $50,000 as compensation for its financial advisory and planning services provided in connection with this Offering. Mr. Harris is a director and investor in Strategica Capital, an affiliate of Strategica Group. Mr. Burstein, who will be elected a director of the Company prior to this Offering, is the Chairman and President of Strategica Group and Strategica Capital. See "Management -- Directors and Executive Officers."


     The foregoing discussion of the material terms and provisions of the Underwriting Agreement and related documents is qualified in its entirety by reference to the detailed provisions of such documents, the forms of which have been filed as exhibits to the Registration Statement on Form SB-2 of which this Prospectus forms a part.

     Prior to this offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price has been determined by arms-length negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's book value, assets, past operating results or other established criteria of value. Among the factors considered in determining the offering price were the Company's current financial condition and prospects, recent financial results, financing required by the Company, management, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company, the general condition of the securities markets and other relevant factors.

                                LEGAL MATTERS

     The legality of the securities offered by this Prospectus will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                   EXPERTS

     The consolidated financial statements of the Company for the years ended December 31, 1995, 1994 and 1993 included in the Registration Statement of which this Prospectus is a part, have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith, certain items of which are omitted from this Prospectus as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement has been filed electronically with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, at http://www.sec.gov.

     Following this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy and information statements and other information with the Commission. The Company intends to furnish to its stockholders annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page
                                                                       ----
Independent Auditors' Report  ................................         F-2
Consolidated Balance Sheets  .................................         F-3
Consolidated Statements of Operations  .......................         F-4
Consolidated Statements of Stockholders' Equity (Deficit)  ...         F-5
Consolidated Statements of Cash Flows  .......................         F-6
Notes to Consolidated Financial Statements  ..................         F-8


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Preferred Employers Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Preferred Employers Holdings, Inc. and subsidiary as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Preferred Employers Holdings, Inc. and subsidiary at December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        KPMG PEAT MARWICK LLP

May 3, 1996, except as to note 2
and note 9, which are as
of November 11, 1996

                       PREFERRED EMPLOYERS HOLDINGS, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

        SEPTEMBER 30, 1996 (UNAUDITED), DECEMBER 31, 1995, 1994 AND 1993

                                                                                  December 31,
                                                  September 30,    ----------------------------------------
                                                      1996            1995           1994          1993
                                                   ----------       ---------     ---------     ---------
                                                   (unaudited)
                    Assets
                    ------
Cash and cash equivalents  ...................     $5,019,551       2,819,829     4,789,703     3,811,825
Commissions and premiums receivable  .........        381,160         345,614         1,118        10,509
Security deposits  ...........................         22,736          23,586        35,899         3,589
Property and equipment, net  .................        530,904         518,613       158,930        38,136
Other assets  ................................        113,148          57,508            --            --
                                                   ----------       ---------     ---------     ---------
                                                   $6,067,499       3,765,150     4,985,650     3,864,059
                                                   ==========       =========     =========     =========

Liabilities and Stockholders' Equity (Deficit)
-----------------------------------------------
Liabilities:
   Premiums payable ..........................      4,455,309       2,353,914     3,415,005     3,551,252
   Accounts payable ..........................        187,792           5,475        24,874       300,027
   Stockholder loan ..........................        349,563         516,494            --       701,734
   Commissions payable .......................        648,039         296,588        48,715            --
   Other liabilities .........................        207,571         302,276        14,309        65,348
                                                   ----------       ---------     ---------     ---------
     Total liabilities .......................      5,848,274       3,474,747     3,502,903     4,618,361
                                                   ----------       ---------     ---------     ---------

Stockholders' equity (deficit):
   Common stock, $.01 par value.
   Authorized 10,000,000 shares; issued
     3,529,412 shares in 1995, 1994 and 1993           35,294          35,294        35,294        35,294
   Retained earnings (accumulated deficit) ...        689,488         760,666     1,447,453      (789,596)
                                                   ----------       ---------     ---------     ---------
     Total stockholders' equity (deficit) ....        724,782         795,960     1,482,747      (754,302)
Treasury stock, at cost -- 529,412 shares  ...       (505,557)       (505,557)           --            --
                                                   ----------       ---------     ---------     ---------
        Net stockholders' equity (deficit) ...        219,225         290,403     1,482,747      (754,302)
Commitments and contingencies
                                                   ----------       ---------     ---------     ---------
                                                   $6,067,499       3,765,150     4,985,650     3,864,059
                                                   ==========       =========     =========     =========


          See accompanying notes to consolidated financial statements.

                      PREFERRED EMPLOYERS HOLDINGS, INC.
                                AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND FOR THE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            Nine Months Ended
                                                              September 30,                             December 31,
                                                      ----------------------------     --------------------------------------------
                                                          1996             1995            1995             1994            1993
                                                      -----------      -----------     -----------      -----------     -----------
                                                               (Unaudited)
Commission income, net ..........................     $ 1,829,667        1,585,181       2,181,868        2,661,424       1,892,875
Interest income .................................          79,605           67,158          88,052          121,648          61,644
                                                      -----------      -----------     -----------      -----------     -----------
  Total revenue .................................       1,909,272        1,652,339       2,269,920        2,783,072       1,954,519
                                                      -----------      -----------     -----------      -----------     -----------
Expenses:
   Personnel expense ............................       1,490,947        1,049,420       1,471,409          933,033         585,632
   Occupancy expense ............................         164,750          104,206         145,421           89,337          75,574
   Professional fees ............................          80,160          103,781          92,758          110,620          56,943
   Interest expense .............................          33,069           35,937          35,937            8,357          63,968
   Other operating expenses .....................         401,524          354,817         541,913          368,051         291,513
                                                      -----------      -----------     -----------      -----------     -----------
    Total expenses ..............................       2,170,450        1,648,161       2,287,438        1,509,398       1,073,630
                                                      -----------      -----------     -----------      -----------     -----------
    Operating (loss) income .....................        (261,178)           4,178         (17,518)       1,273,674         880,889

Nonoperating income (loss) ......................         190,000             --           (69,269)       5,857,749        (830,151)
                                                      -----------      -----------     -----------      -----------     -----------
  Net (loss) income .............................     $   (71,178)           4,178         (86,787)       7,131,423          50,738
                                                      ===========      ===========     ===========      ===========     ===========
Unaudited pro forma information (note 1k):
   Historical (loss) income before income
     taxes ......................................     $   (71,178)           4,178         (86,787)       7,131,423          50,738
   Pro forma income tax (benefit) provision .....         (26,550)           1,558         (32,372)       2,660,021          18,925
   Pro forma net (loss) income ..................         (44,628)           2,620         (54,415)       4,471,402          31,813
   Pro forma (loss) income per share ............            (.01)             .00            (.02)            1.49             .01
   Weighted average shares outstanding ..........       3,000,000        3,000,000       3,000,000        3,000,000       3,000,000




         See accompanying notes to consolidated financial statements.

                      PREFERRED EMPLOYERS HOLDINGS, INC.
                                AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

     FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND FOR THE
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                    Common                                   Retained                                     Total
                                    stock         Common                     earnings       Treasury      Treasury     stockholders'
                                    shares        stock        Paid-in     (accumulated       stock         stock         equity
                                    issued        amount       capital        deficit)        shares        amount       (deficit)
                                 -----------   -----------   -----------    -----------    -----------   -----------    -----------

Balance at December 31, 1992 .           200   $         2   $       198    $  (805,240)          --     $      --      $  (805,040)
   Net income ................          --            --            --           50,738           --            --           50,738
   Stock exchange ............     3,529,212        35,292          (198)       (35,094)          --            --             --
                                 -----------   -----------   -----------    -----------    -----------   -----------    -----------
Balance at December 31, 1993 .     3,529,412        35,294          --         (789,596)          --            --         (754,302)
   Net income ................          --            --            --        7,131,423           --            --        7,131,423
   Distribution to
     stockholders ............          --            --            --       (4,894,374)          --            --       (4,894,374)
                                 -----------   -----------   -----------    -----------    -----------   -----------    -----------
Balance at December 31, 1994 .     3,529,412        35,294          --        1,447,453           --            --        1,482,747
   Net loss ..................          --            --            --          (86,787)          --            --          (86,787)
   Distribution to
     stockholders ............          --            --            --         (600,000)          --            --         (600,000)
   Purchase of treasury stock           --            --            --             --          529,412      (505,557)      (505,557)
                                 -----------   -----------   -----------    -----------    -----------   -----------    -----------
Balance at December 31, 1995 .     3,529,412        35,294          --          760,666        529,412      (505,557)       290,403
   Net loss (unaudited) ......          --            --            --          (71,178)          --            --          (71,178)
                                 -----------   -----------   -----------    -----------    -----------   -----------    -----------
Balance at September 30, 1996
   (unaudited) ...............     3,529,412   $    35,294   $      --      $   689,488        529,412   $  (505,557)   $   219,225
                                 ===========   ===========   ===========    ===========    ===========   ===========    ===========



          See accompanying notes to consolidated financial statements.

                       PREFERRED EMPLOYERS HOLDINGS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) AND FOR THE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                         Nine Months Ended
                                                            September 30,                             December 31,
                                                   -----------------------------     ----------------------------------------------
                                                       1996             1995             1995             1994             1993
                                                   ------------     ------------     ------------     ------------     ------------
                                                     (Unaudited)

Cash flows from operating activities:
   Premiums collected .........................    $ 16,800,971       14,080,501       18,371,077       32,458,172       22,794,923
   Nonoperating (loss) income .................         190,000             --            (69,269)       5,857,749         (830,151)
   Interest received ..........................          79,605           67,158           88,052          121,648           61,644
   Premiums paid ..............................     (12,807,698)     (14,047,023)     (17,042,483)     (29,928,502)     (17,886,573)
   Expenses paid ..............................      (1,721,462)      (1,402,915)      (2,144,646)      (1,784,551)        (614,163)
   Other, net .................................         (46,521)          81,027          (81,067)           1,301          (70,306)
                                                   ------------     ------------     ------------     ------------     ------------
        Net cash provided by (used in)
          operating activities ................       2,494,895       (1,221,252)        (878,336)       6,725,817        3,455,374
                                                   ------------     ------------     ------------     ------------     ------------
Cash flows used in investing activities-
   purchases of property and
   equipment ..................................         (95,173)        (436,090)        (466,538)        (151,831)         (36,304)
                                                   ------------     ------------     ------------     ------------     ------------
Cash flows from financing activities:
   Repayment of stockholder loan ..............        (200,000)         (25,000)         (25,000)        (701,734)        (235,000)
   Stockholders' distributions ................            --           (600,000)        (600,000)      (4,894,374)            --
                                                   ------------     ------------     ------------     ------------     ------------
        Net cash used in financing
          activities ..........................        (200,000)        (625,000)        (625,000)      (5,596,108)        (235,000)
                                                   ------------     ------------     ------------     ------------     ------------
Net increase (decrease) in cash and
   cash equivalents ...........................       2,199,722       (2,282,342)      (1,969,874)         977,878        3,184,070
Cash and cash equivalents, beginning of
   period .....................................       2,819,829        4,789,703        4,789,703        3,811,825          627,755
                                                   ------------     ------------     ------------     ------------     ------------
Cash and cash equivalents, end of
   period .....................................    $  5,019,551        2,507,361        2,819,829        4,789,703        3,811,825
                                                   ============     ============     ============     ============     ============

                      PREFERRED EMPLOYERS HOLDINGS, INC.
                                AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                         Nine Months Ended
                                                            September 30,                             December 31,
                                                   -----------------------------     ----------------------------------------------
                                                       1996             1995             1995             1994             1993
                                                   ------------     ------------     ------------     ------------     ------------
                                                     (Unaudited)

Reconciliation of net (loss) income to
  net cash provided by (used in)
  operating activities:
   Net (loss) income ..........................    $    (71,178)           4,178          (86,787)       7,131,423           50,738
   Adjustments to reconcile net (loss)
     income to net cash provided by
     (used in) operating activities:
        Depreciation and amortization .........          82,882           37,994          106,855           31,037           19,855
        Amortization of discount on
          stockholder loan ....................          33,069           35,937           35,937             --               --
        Changes in assets and
          liabilities:
        (Increase) decrease in
          commissions and premiums
          receivable ..........................         (35,546)         (42,233)        (344,496)           9,391          (10,509)
        Decrease (increase) in security
          deposits ............................             850           11,513           12,313          (32,310)            (405)
        Increase in other assets ..............         (55,640)         (29,941)         (57,508)            --               --
        Increase (decrease) in premiums
          payable .............................       2,101,395       (1,319,787)      (1,065,584)        (131,754)       2,983,346
        Increase (decrease) in accounts
          payable .............................         182,317          (24,874)         (19,399)        (275,153)         300,027
        Increase (decrease) in
          commissions payable .................         351,451          (23,121)         296,588             --             63,968
        (Decrease) increase in other
          liabilities .........................         (94,705)         129,082          243,745           (6,817)          48,354
                                                   ------------     ------------     ------------     ------------     ------------
         Total adjustments ....................       2,566,073       (1,225,430)        (791,549)        (405,606)       3,404,636
                                                   ------------     ------------     ------------     ------------     ------------
         Net cash provided by (used in)
          operating activities ................    $  2,494,895       (1,221,252)        (878,336)       6,725,817        3,455,374
                                                   ============     ============     ============     ============     ============
Supplemental disclosure of noncash
   activities:
 Stock exchange ...............................    $       --               --               --               --            (35,094)
                                                   ============     ============     ============     ============     ============
Issuance of note payable to stockholder
   in exchange for treasury stock .............    $       --               --            505,557             --               --
                                                   ============     ============     ============     ============     ============



          See accompanying notes to consolidated financial statements.

                      PREFERRED EMPLOYERS HOLDINGS, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     September 30, 1996 (unaudited) and December 31, 1995, 1994 and 1993

(1)  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   (a) Organization

       Preferred Employers Holdings, Inc. (the "Company") is the successor company to Preferred Employers Group, Inc. ("PEGI"). Immediately prior to the Company's initial public offering, the Company and the stockholders of PEGI at such date (the "Exchanging Stockholders") will effect a recapitalization whereby the Company will exchange 17,647.06 shares of Common Stock for each share of common stock of PEGI held by the Exchanging Stockholders (the "Exchange"). As a result of the Exchange, PEGI will become a wholly-owned subsidiary of the Company. Except as otherwise specified or when the context otherwise requires, references to the Company herein, include Preferred Employers Holdings, Inc. and PEGI, through which the Company conducts certain of its business.

       The Company was appointed as a general agent ("GA") by The American International Group of companies ("AIG"), a major international insurance carrier, on January 1, 1993. In this regard, the Company is authorized to write workers' compensation as well as other forms of "property and casualty" business (such other forms of insurance being hereinafter referred to as "Package") on behalf of AIG. In addition, the Company was appointed as a GA by General Accident Insurance Company of America ("GAIC") on September 1, 1994, with the authority to write all forms of commercial property and casualty business for family style and fast food restaurants. GAIC has recently advised the Company that it will no longer write Package insurance for fast food restaurants and the Company is currently pursuing other carriers through which it can write such business.

       The Company writes business by direct solicitation and through brokers and subproducers, and in turn is compensated via a commission based on a percentage of the premiums it writes.


   (b) Basis of Consolidated Financial Statement Presentation

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States. All intercompany balances and transactions have been eliminated in consolidation.



   (c) Cash and Cash Equivalents

       The Company considers cash in banks and money market accounts as cash and cash equivalents.

   (d) Property and Equipment, Net

       Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using an accelerated method of depreciation over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are carried at cost less accumulated amortization provided on the straight-line basis over the shorter of the lease term or the estimated useful lives of the improvements.

   (e) Premiums Payable

       Premiums which are collected from insureds are reported as assets of the Company and as corresponding liabilities to the insurance carriers. Premiums received from insureds but not yet remitted to the carriers are held as invested cash in a fiduciary capacity.

   (f) Revenue Recognition

       Commissions are recognized when premiums are received. Any subsequent commission adjustments, including policy cancellations, are recognized upon notification from the insurance carrier or broker.

                       PREFERRED EMPLOYERS HOLDINGS, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


   (g) Income Taxes

       Prior to the formation of the Company, PEGI had elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code. PEGI's stockholders included in their tax returns the Company's income or loss. Accordingly, no provision for income taxes is provided in the consolidated financial statements.


   (h) Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (i) Reclassification

       Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform with the presentation of the 1995 consolidated financial statements.

   (j) Accounting for Stock-Based Compensation

       Statement of Financing Accounting Standard ("SFAS") Number 123, "Accounting for Stock-Based Compensation" was recently issued and is effective for the Company beginning January 1, 1996. SFAS Number 123 requires expanded disclosures of equity-based compensation arrangements with employees and does not require, but encourages compensation cost to be measured based on fair value of the equity instrument when awarded. The Company, as allowed, intends to measure equity-based compensation using the method of accounting prescribed by Accounting Principles Board Opinion Number 25 that recognized compensation cost based on the intrinsic value of the equity instrument awarded. The Company will be required to disclose certain additional information related to its stock-based compensation; however, management believes the impact to the financial statements, as a whole, will not be material.


   (k) Pro Forma Net (Loss) Income

       Proforma net (loss) income represents the results of operations for the nine months ended September 30, 1996 and 1995 (unaudited) and for the years ended December 31, 1995, 1994 and 1993, adjusted to reflect a (benefit) provision for income tax on historical (loss) income before income taxes which gives effect to the change in the Company's income tax status to a C corporation.

(2)  CONSOLIDATED FINANCIAL STATEMENT RESTATEMENT

     The 1993, 1994 and 1995 consolidated financial statements have been restated to give retroactive effect to the stock exchange on December 31, 1993 and the 17,647.06 for 1 stock exchange to be effected immediately prior to the Company's initial public offering. (See note 9 for more details).


(3)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net, consists of the following at September 30, 1996 (unaudited) and December 31, 1995, 1994 and 1993:

                                                                     December 31,
                                       September 30,    -----------------------------------
                                          1996            1995          1994         1993
                                        ---------       ---------     --------     --------
                                        Unaudited
Computer equipment  ..............      $ 272,592       $ 221,529      164,108       53,472
Office equipment  ................        108,675         105,055       50,408       23,845
Furniture and fixtures  ..........        257,097         231,301       19,732       18,100
Leasehold improvements  ..........        170,595         155,901       13,000        --
                                        ---------       ---------     --------     --------
                                          808,959         713,786      247,248       95,417
Less accumulated depreciation and
  amortization ...................       (278,055)       (195,173)     (88,318)     (57,281)
                                        ---------       ---------     --------     --------
                                        $ 530,904       $ 518,613     $158,930     $ 38,136
                                        =========       =========     ========     ========


                       PREFERRED EMPLOYERS HOLDINGS, INC.
                                 AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(4)  STOCKHOLDER LOAN

     Stockholder loan at December 31, 1993, consists of an 11.5 percent demand note which includes accrued interest of $280,734. On March 4, 1994, the Company paid off the balance of the note's principal and accrued interest.


     In May 1995, the Company entered into a stock repurchase agreement (the "Agreement") with Mr. Odzer and Mr. Rothstein whereby the Company agreed to repurchase from them an aggregate of 30 shares (529,412 shares as adjusted) of common stock (the "Shares") of the Company. The purchase price for the Shares was $600,000 (including interest) to be paid to Mr. Odzer and Mr. Rothstein in 24 installments of $25,000. The closing of this Agreement was subject to the Company's completion of a $600,000 distribution to the stockholders of the Company, pro rata based on the number of shares of common stock of the Company outstanding and paid to the stockholders of record on the Agreement date, without giving effect to the repurchase. The $600,000 distribution was made by the Company on May 26, 1995.


     At September 30, 1996 (unaudited) and December 31, 1995, the outstanding balance of above referenced stockholder loan consists of the following:

                                       September 30,              December 31,
                                           1996                      1995
                                         --------                  -------
                                       (Unaudited)
Principal  ................              $375,000                  575,000
Unamortized discount (10%)                (25,437)                 (58,506)
                                         --------                  -------
                                         $349,563                  516,494
                                         ========                  =======


     Per a subsequent agreement made with the stockholders, the outstanding loan balance at December 31, 1995 will be repaid in 23 monthly installments of $25,000 (including interest) commencing in February 1996.

(5)  NONOPERATING EXPENSE

     During the year ended December 31, 1993, nonoperating expense includes legal expenses incurred related to litigation to which the Company, as plaintiff, was involved. In January 1994, the U.S. District Court in Baltimore, Maryland awarded the Company $9.9 million in damages it sustained as a result of the first of three separate lawsuits for breach of contract by Alexander & Alexander Services, Inc. ("A&A"), a global organization of advisers providing risk management, insurance brokerage and human resource management consulting services.

     On February 28, 1994, the Company entered into a settlement agreement with A&A, whereby A&A agreed to pay the Company $9.9 million and the Company agreed to dismiss the remaining untried lawsuits. On March 3, 1994, the Company received $5,857,749, net of expenses associated with the litigation, of which $4,894,374 was distributed to stockholders of the Company.


     During 1995, the Company incurred expenses amounting to $69,269 for legal fees associated with the settlement of a lawsuit. (See Note 9 for more details).

                      PREFERRED EMPLOYERS HOLDINGS, INC.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


(6)  LEASES

     In August 1994, the Company entered into an office lease agreement which became effective on April 1, 1995. The lease agreement provides for an initial seven-year term with two five-year renewal options. The following is a schedule of the approximate future minimum lease payments as of December 31, 1995.

           Year ending
           December 31,                                              Total
           -----------                                            ----------
               1996                                               $  141,000
               1997                                                  183,000
               1998                                                  191,000
               1999                                                  199,000
               2000                                                  211,000
            Thereafter                                               268,000
                                                                  ----------
                                                                  $1,193,000
                                                                  ==========


Rent expense for the years ended December 31, 1995, 1994 and 1993 was $80,078, $38,570 and $34,365, respectively.

(7)  MAJOR SUPPLIERS AND INDUSTRY CONCENTRATION

     Substantially all of the Company's customers are fast-food and family style restaurant franchises and convenience stores. In addition, substantially all insurance policies written by the Company are underwritten by two insurance carriers.

(8)  FAIR VALUE OF FINANCIAL INSTRUMENTS


     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


     At December 31, 1995, the carrying amounts of the following instruments approximate fair value because of the short maturity of these instruments: cash and cash equivalents, premiums receivable, premiums payable, accounts payable, commissions payable and other liabilities.


     The fair value of the stockholder loan is based on quoted market prices at the reporting date for similar instruments. The carrying value and fair value of the stockholder loan at December 31, 1995 were $516,494 and $516,494, respectively.


(9)  SUBSEQUENT EVENT


     In 1996, the Company settled a lawsuit with a major international brokerage firm that had unilaterally canceled an insurance brokerage agreement. The Company received $190,000 in settlement of the lawsuit.


     The Company is in process of offering 1,500,000 shares of common stock in an initial public offering at a price of between $7 and $8 per share. The final offering price will be set immediately prior to the signing of an underwriting agreement with the underwriters.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to its date.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    4
The Offering ..............................................................    6
Summary and Pro Forma Consolidated
  Financial Information ...................................................    7
Risk Factors ..............................................................    9
Use of Proceeds ...........................................................   16
Recapitalization ..........................................................   16
Dividend Policy ...........................................................   16
Dilution ..................................................................   17
Capitalization ............................................................   18
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations ..............................................................   19
Discussion and Analysis of Pro Forma
  Consolidated Financial Information ......................................   23
Business ..................................................................   26
Management ................................................................   37
Principal Stockholders ....................................................   43
Certain Transactions ......................................................   44
Description of Securities .................................................   45
Shares Eligible for Future Sale ...........................................   46
Certain Federal Income Tax Considerations .................................   47
Underwriting ..............................................................   48
Legal Matters .............................................................   50
Experts ...................................................................   50
Available Information .....................................................   50
Index to Consolidated Financial Statements ................................  F-1


Until ______, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================




================================================================================

                               1,500,000 SHARES OF
                                  COMMON STOCK







                               PREFERRED EMPLOYERS
                                 HOLDINGS, INC.





                                   ----------
                                   PROSPECTUS
                                   ----------









                             Commonwealth Associates








                                        , 1997






================================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director, or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of its officers and directors. Consistent therewith the Company's Certificate of Incorporation requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145.

     In addition, the Company's Certificate of Incorporation provides that directors of the Company shall not be liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to certain unlawful dividend payments or stock redemptions or purchases, or (iv) any transaction from which the director derived an improper benefit. The effect of these provisions is to eliminate the right of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against any director for breach of fiduciary duty as director (including breaches resulting from negligent or grossly negligent behavior) except for situations described in clauses (i)-(iv) of the preceding sentence. These provisions will not affect the availability of injunctive relief for breach of fiduciary duty or alter the liability of directors under federal securities laws.

     The Underwriting Agreement between the Company and each of the Underwriters (the "Underwriting Agreement") provides for a reciprocal indemnification among the Company and the Underwriters against certain civil liabilities in connection with this Registration Statement, including liabilities under the Securities Act. See "Underwriting."

     Pursuant to an Amended and Restated Shareholders Agreement made as of May 15, 1995 (the "Shareholders Agreement") by and between the Company, Mel Harris and Howard Odzer, the Company has agreed to indemnify each of Mr. Odzer and Mr. Harris for all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as officer, director, trustee, partner, agent or employee. Although the Shareholders Agreement terminates by its own terms upon the consummation of the Offering, such indemnification provisions, among others, are to be incorporated in a new agreement to be entered into with the Company within 30 days of such termination.

     The Company intends to procure and maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts) are estimated as follows:

     SEC Registration Fee ....................................    $  4,763
     National Association of Securities Dealers, Inc. Fee ....       2,230
     Nasdaq Fee and the Boston Stock Exchange Fee ............      13,750
     Transfer Agent's Fee ....................................       3,500
     Printing and Engraving Expenses .........................     100,000
     Legal Fees and Expenses .................................     150,000
     Underwriters' non-accountable expense allowance .........     225,000*
     State Securities Qualification Fees and Expenses ........      45,000
     Accounting and Auditing Fees and Expenses ...............      50,000
     Miscellaneous ...........................................       4,036
                                                                  --------
       Total .................................................    $598,279
                                                                  ========

----------
*$258,750 if the over-allotment option is exercised in full.

ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES


     Immediately prior to the consumation of the Company's initial public offering, the Company and the stockholders of Preferred Employers Group, Inc. ("PEGI") at such date (the "Exchanging Stockholders") will effect a recapitalization whereby the Company will exchange 17,647.06 shares of Common Stock for each share of common stock of PEGI held by the Exchanging Stockholders (the "Exchange").

     No underwriter has been or will be involved in the Exchange, and the Company believes that the securities to be issued therein will not involve a public offering and will be issued in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, since there are a limited number of purchasers of Common Stock in the Exchange
(nine), and such purchasers are either accredited investors (as such term is defined under the Act), or the Company reasonably believes that, immediately prior to such Exchange, such purchasers (either alone or with such purchasers' representatives) have such knowledge and experience in financial and business matters such that such purchasers are capable of evaluating the merits and risks associated with the acquisition of Common Stock.


ITEM 27. EXHIBITS


  1.1          Form of Underwriting Agreement.

  3.1          Certificate of Incorporation of the Company.

  3.2          By-Laws of the Company.

  4.1          Form of Representative Warrants.

  4.2          Specimen Common Stock Certificate.

  5.1          Opinion of Baer Marks & Upham LLP.


 10.1          The Company's 1996 Employee Stock Option Plan.

 10.2 Form of Share Escrow Agreement among the Company, Baer Marks & Upham LLP and Howard Odzer together with the Letter Agreement Regarding Additional Terms.


 10.3 Employment Agreement, dated May 15, 1995, between the Company and Howard Odzer.


 10.4          Form of Employment Agreement between the Company and Mel Harris.


*10.5 Letter regarding Agreement among the Reinsurance Subsidiary, The Insurance Company of the State of Pennsylvania and other AIG Affiliates and Form of Reinsurance Agreement.

 10.6 Office Space Lease Agreement, dated August 1, 1994 between the Company and K/B Opportunity Fund I, LP and PEGI.

 10.7 Form of Advisory Services Letter Agreement between the Company and the Representative.

 10.8 Stock Repurchase Agreement, dated as of May 15, 1995, among the Company, Howard Odzer and Ronald Rothstein.


 10.9 Cost Sharing Agreement, between the Company and International Insurance Group, Inc.

 10.10 Form of Share Exchange Agreement among the Company and certain stockholders of PEGI listed therein.

 10.11 Amended and Restated Shareholders Agreement, dated as of May 15, 1995 among the Company, Howard Odzer and Mel Harris.


 10.12         Form of Employment Agreement between the Company and Howard
               Odzer.


*10.13 Agency Agreement dated September 1, 1994 among the Company, GAIC and certain affiliates of GAIC.

*10.14 General Agency Agreement dated January 1, 1993 among the Company, The Insurance Company of the State of Pennsylvania and certain affiliates of AIG.


 21.1          Subsidiaries of the Company.


 23.1          The consent of Baer Marks & Upham LLP (included in Exhibit 5.1).


*23.2 The consent of KPMG Peat Marwick LLP, certified public accountants.


 24.1 Powers of Attorney (included on the signature page of this Registration Statement).


----------
 * Filed herewith.

ITEM 28. UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of January, 1997.

                                          PREFERRED EMPLOYERS HOLDINGS, INC.
                                          By: /s/ Mel Harris
                                             --------------------------------
                                             Mel Harris
                                             Chairman and Chief Executive
                                             Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

        Signature                           Title                                  Date
        ---------                           -----                                  ----


/s/ Mel Harris                Chairman of the Board and Chief Executive
-------------------------     Officer (Principal  Executive Officer)          January 31, 1997
Mel Harris

/s/ William R. Dresback       Chief Financial Officer
-------------------------     (Principal Accounting Officer)                  January 31, 1997
William R. Dresback

/s/ Howard Odzer              President; Director                             January 31, 1997
-------------------------
Howard Odzer

/s/ Stuart J. Gordon          Director                                        January 31, 1997
-------------------------
Stuart J. Gordon


                                EXHIBIT INDEX

EXHIBITS









10.5 Letter regarding Agreement among the Reinsurance Subsidiary, The Insurance Company of the State of Pennsylvania and other AIG Affiliates and Form of Reinsurance Agreement.





10.13 Agency Agreement dated September 1, 1994 among the Company, GAIC and certain affiliates of GAIC.

10.14 General Agency Agreement dated January 1, 1993 among the Company, The Insurance Company of the State of Pennsylvania and certain affiliates of AIG.



23.2 The consent of KPMG Peat Marwick LLP, certified public accountants.